UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

SOUTHERN CALIFORNIA EDISON COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

EDISON INTERNATIONAL

AND

SOUTHERN CALIFORNIA EDISON COMPANY

JOINT NOTICE OF ANNUAL MEETINGS OF SHAREHOLDERS

AND

JOINT PROXY STATEMENT

ANNUAL MEETINGS

April 26, 2007

March 19, 2007

Dear Shareholder:

You are invited to attend the Edison International and Southern California Edison Company (“SCE”) Annual Meetings of Shareholders. The meetings will be held jointly on Thursday, April 26, 2007, at the Pacific Palms Conference Resort, One Industry Hills Parkway, City of Industry, California 91744 at 10:00 a.m., Pacific Time.

Your voting instructions are enclosed, and the applicable 2006 Annual Report and Joint Proxy Statement are enclosed or are being delivered to you electronically. The Joint Proxy Statement discusses the matters to be considered at the annual meetings. At the meetings, shareholders of Edison International and SCE will elect Directors who will serve until the next annual meetings and will vote on ratification of the appointment of the independent registered public accounting firm for 2007 for each company. Also at the meetings, Edison International shareholders will have the opportunity to vote on a management proposal to approve the Edison International 2007 Performance Incentive Plan, and a shareholder proposal regarding “performance-based stock options.”

Your Boards of Directors and Management recommend that you vote “FOR” the nominees for Directors listed in the Joint Proxy Statement and “FOR” the ratification of the appointment of the accounting firm. For reasons stated in the Joint Proxy Statement, the Edison International Board of Directors and Management recommend that you vote “FOR” the management proposal, and “AGAINST” the shareholder proposal. Whether or not you expect to attend the annual meetings, and regardless of the number of shares you own, your vote is important. If you hold shares in both Edison International and SCE, you will receive a proxy or voting instruction card for each company. Certain shareholders also have the option to vote shares by telephone or the Internet as well as by mail. Voting by any of these methods, if available, will ensure that you are represented at the annual meetings even if you are not present. Please review the instructions on the proxy card regarding these options. If you hold your shares in an account with a bank, broker or other nominee, you will receive separate instructions from that nominee which may also allow telephone and Internet voting.

Please take the first opportunity to ensure that your shares are represented at the annual meetings. Voting promptly will save us the cost of additional solicitations.

Thank you very much for your continued interest in the business of Edison International and SCE.

Sincerely,

John E. Bryson
Chairman of the Board, President and Chief Executive Officer
Edison International
Chairman of the Board
Southern California Edison Company

JOINT NOTICE OF ANNUAL MEETINGS

OF SHAREHOLDERS

Date:	Thursday, April 26, 2007

Time:	10:00 a.m., Pacific Time

Place:	Pacific Palms Conference Resort
One Industry Hills Parkway
City of Industry, California 91744

Matters to be voted upon by Edison International and Southern California Edison Company (“SCE”) shareholders:

•	Election of 11 Directors to the Edison International Board and 12 Directors to the SCE Board. The names of the Director nominees are:

John E. Bryson	Luis G. Nogales

Vanessa C.L. Chang	Ronald L. Olson

France A. Córdova	James M. Rosser

Charles B. Curtis	Richard T. Schlosberg, III

Alan J. Fohrer*	Robert H. Smith

Bradford M. Freeman	Thomas C. Sutton

* Alan J. Fohrer is a Director nominee for the SCE Board only.

•	Ratification of the appointment of the independent public accounting firm.

•	Any other business that may properly come before the meetings.

Matters to be voted upon by Edison International shareholders only:

•	Management proposal to approve the Edison International 2007 Performance Incentive Plan.

•	Shareholder proposal regarding “performance-based stock options.”

Your Boards of Directors and Management recommend that you vote “FOR” the nominees for Directors listed in the Joint Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Edison International’s and SCE’s independent registered public accounting firm for 2007. The Edison International Board of Directors and Management recommend that you vote “FOR” the management proposal and “AGAINST” the shareholder proposal.

Record Date:	Shareholders of record at the close of business on February 26, 2007, and valid proxyholders for those shareholders, are entitled to vote at the annual meetings.

Voting Instructions:	To vote by mail, complete, sign, date and return the enclosed proxy card in the envelope provided. If you hold shares in your own name, or through the Edison International Dividend Reinvestment and Direct Stock Purchase Plan or the Edison 401(k) Savings Plan for employees, you may vote by telephone or via the Internet by following the instructions on your proxy card. Voting by telephone and via the Internet is available 24 hours a day, seven days a week, through 9:00 p.m. Pacific Time, on April 25, 2007, except for Edison 401(k) Savings Plan shareholders who must vote by 10:00 p.m., Pacific Time, on April 24, 2007. If you hold your shares in an account with a bank, broker or other nominee, you will receive separate instructions from that nominee that may also allow telephone and Internet voting.

Electronic Access:	Edison International and SCE are electronically delivering their Proxy Statements and Annual Reports for annual and special shareholders’ meetings to certain shareholders. If you hold Edison International shares through the Edison 401(k) Savings Plan, and you use Company e-mail in the ordinary course of performing your job and are expected to log-on to e-mail routinely to receive mail and communications, we are delivering these documents to you electronically. All other annual meeting materials are included with this mailing. The Edison International and SCE Joint Proxy Statement for the annual meetings, and the respective 2006 Annual Reports are available on Edison International’s Internet website at www.edisoninvestor.com. If these documents are being delivered to you electronically, you may also request paper copies at no charge by contacting the SCE Law Department, Corporate Governance, 2244 Walnut Grove Avenue, P. O. Box 800, Rosemead, California 91770 or at 626-302-2662.

Meeting Admission:	The following individuals will be admitted to the meetings:

•	Shareholders of record on the record date, and their spouses or domestic partners;

•	Individuals holding written proxies executed by shareholders of record on the record date;

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Shareholders who provide a letter or account statement from their bank, broker or other nominee showing that they owned stock held in the name of the bank, broker or other nominee on the record date, and their spouses or domestic partners; and

•	Other individuals with the approval of the Edison International or SCE Corporate Secretary.

2

Shareholders that are companies or other entities are limited to three authorized representatives at the meetings. Cameras, recording devices and other electronic devices will not be permitted at the meetings.

Dated: March 19, 2007

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

IMPORTANT

In order to assure a quorum of shareholders at the annual meetings, please complete, sign, date and mail the enclosed card promptly; or (if available to you) give your instructions by telephone or the Internet as described on the enclosed card. If you mail the enclosed card, please sign (do not print) your name exactly as it appears on the card. When signing as attorney, executor, administrator, trustee or guardian, include your full title. Please have an authorized officer whose title is indicated sign for corporations, charitable institutions and governmental units. For partnerships, have a partner sign and indicate partnership status.

3

EDISON INTERNATIONAL

SOUTHERN CALIFORNIA EDISON COMPANY

2244 WALNUT GROVE AVENUE

P. O. BOX 800

ROSEMEAD, CALIFORNIA 91770

JOINT PROXY STATEMENT

INTRODUCTION – SOLICITATION OF PROXIES

This Joint Proxy Statement, proxy forms, voting instructions and the 2006 Annual Reports are being distributed together beginning March 19, 2007, to the Edison International and Southern California Edison Company shareholders for their annual meetings. The annual meetings will be held jointly on Thursday, April 26, 2007, at the Pacific Palms Conference Resort, One Industry Hills Parkway, City of Industry, California 91744 at 10:00 a.m., Pacific Time. The Edison International and Southern California Edison Company Boards of Directors are soliciting proxies from you for use at their annual meetings, or at any adjournment or postponement of the meetings. Proxies allow properly designated individuals to vote on your behalf at an annual meeting. This Proxy Statement discusses the matters to be voted on at the annual meetings.

In this Proxy Statement:

•	“Annual Meeting” means the Edison International annual meeting of shareholders and the Southern California Edison Company annual meeting of shareholders, which are being held jointly.

•	“Companies” means Edison International and SCE.

•	“DRP” means the Edison International shareholder plan known as the Dividend Reinvestment and Direct Stock Purchase Plan.

•	“EMG” means Edison Mission Group, an electric power generation nonutility subsidiary of Edison International, and parent company of Edison Mission Energy (“EME”).

•

“Executive Officers” of Edison International and SCE means their respective Chairman of the Board, Chief Executive Officer, President, any Vice President in charge of a principal business unit, division or function, and any other person who performs a similar significant policy-making function, including Executive Officers of any Edison International or SCE subsidiaries, for the reporting period or as of the date covered by this Proxy Statement.

•

“401(k) Plan” means the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold Edison International shares represented by their interests in the Edison International Stock Fund.

•	“401(k) Plan shareholders” means participants in the 401(k) Plan who hold interests in the Edison International Stock Fund equivalent to Edison International shares.

•	“SCE” means Southern California Edison Company.

•

Holding shares in “street name” means your shares are held in an account through your bank, broker, fiduciary, custodian or other nominee, and you are considered the beneficial owner of those shares. Your name does not appear on the Companies’ records as a shareholder.

•

Holding shares as a “registered” shareholder or “of record” means your shares are registered in your own name directly with the Companies rather than in street name, and that stock certificates are issued in your own name. Shares held in your DRP plan account are also included.

QUESTIONS AND ANSWERS ON VOTING, PROXIES AND ATTENDANCE

Q:	What am I voting on?

A:	Edison International and SCE shareholders are voting on the election of 11 Directors for Edison International and 12 Directors for SCE, respectively, the ratification of the appointment of the independent registered public accounting firm for 2007, and any other matters properly brought before the meeting. The director election is Item 1 and the independent registered public accounting firm ratification is Item 2 on the proxy cards. Additionally, Edison International shareholders will vote on a management proposal to approve the Edison International 2007 Performance Incentive Plan, an equity incentive plan that eligible officers, employees and Directors may participate in, and a shareholder proposal regarding “performance-based stock options.” The management proposal is Item 3 and the shareholder proposal is Item 4 on the Edison International proxy card.

Q:	Who can vote?

A:	All shareholders of record at the close of business on February 26, 2007 are entitled to vote at the meeting. Holders of Edison International’s Common Stock are entitled to one vote per share on each item of Edison International business. On each item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and holders of SCE Common Stock are entitled to one vote per share. Shareholders who hold shares that are not registered in their own name (shares held in street name) may vote their shares by giving voting instructions to the nominee who is the registered shareholder. Shares held by participants in the 401(k) Plan, including fractional shares, are registered in the name of the plan trustee and will be voted by the plan trustee in its capacity as the Edison International stock fund investment manager, subject to each participant’s instructions. Fractional shares held in the DRP may not be voted. All shares of SCE Common and Preferred Stocks vote together as one class.

Q:	Who can attend the meeting?

A:	All shareholders on the record date, or their duly appointed proxies, may attend the meeting. Shareholders’ spouses or domestic partners are also welcome. Seating, however, is limited. All shareholders will be required to pass through a security inspection area, and they must check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m., Pacific Time. If you are a registered or 401(k) Plan shareholder, an admission pass is included with the annual meeting materials received by mail. Please bring your pass with you to present at the registration desk for admission. If you do not have an admission pass and you are a registered shareholder, we will be able to verify your share ownership from the share register upon presentation of proper identification. If your shares are not registered in your name, you will need to bring a letter or an account statement from your bank, broker, plan trustee or other nominee reflecting your stock ownership as of the record date to provide proper identification. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Q:	How do I vote?

A:	Your vote is important. You can save us the expense of a second mailing by voting promptly. Please follow the appropriate instructions described below.

If you are a registered or 401(k) Plan shareholder, you may choose one of the following ways to cast your vote:

• Vote by mail:	Complete, date, sign and mail the proxy/voting instruction card in the enclosed postage prepaid envelope.

• Vote by telephone:	Call 1-800-560-1965 toll free from the U.S. and Canada.

• Vote via the Internet:	Access the Edison International and SCE Internet voting website www.eproxy.com/eix for Edison International and www.eproxy.com/sce for SCE.

Registered shareholders have a fourth option to cast their vote:

• Vote by ballot at the meeting:	Attend the Annual Meeting and complete a written ballot distributed at the meeting.

If you vote by telephone or via the Internet, follow the instructions on the card you received by mail. Additionally, if you vote by telephone, you will receive recorded instructions, or if you vote via the Internet, you will receive additional instructions at the Internet website. Voting by telephone and via the Internet is available 24 hours a day, seven days a week, through 9:00 p.m., Pacific Time, on April 25, 2007, except for 401(k) Plan shareholders who must vote by 10:00 p.m., Pacific Time, on April 24, 2007.

By voting by mail, telephone or the Internet, you will authorize the individuals named on the proxy card, referred to as the proxies, or the 401(k) Plan trustee in its capacity as Edison International stock fund investment manager, to vote your shares according to your instructions. You are also authorizing those persons to vote your shares on any other matter properly presented at the meeting.

If you hold shares in street name, please refer to the proxy card or other information forwarded by your bank, broker, fiduciary, custodian or other nominee to see which options are available. Typically, you may provide voting instructions as follows:

• Vote by mail:	On cards received from your bank, broker or other nominee.

• Vote by telephone or via the Internet:	If offered by your bank, broker or other nominee.

• Vote by ballot at the meeting:	If you request a legal proxy from your bank, broker or other nominee and deliver the proxy to the inspector of election before or at the meeting.

Under California law, you or your authorized attorney-in-fact may transmit a proxy by telephone or via the Internet. SHAREHOLDERS WHO VOTE BY TELEPHONE OR OVER THE INTERNET SHOULD NOT MAIL THE PROXY CARD.

Q:	What happens if I return my proxy or provide voting instructions, but I do not indicate my voting preference, or I do not sign my proxy or voting instructions?

A:

If you return your signed proxy or voting instructions by mail and do not indicate how you wish to vote, (i) for the nominees for Director, the proxies and 401(k) Plan trustee will vote “FOR” election of all the nominees for Director (Item 1); (ii) on the ratification of the appointment of the accounting firm, the proxies and 401 (k) Plan trustee will vote “FOR” the ratification of appointment of the independent registered public accounting firm for 2007 (Item 2); (iii) on the management proposal, the proxies and 401(k) Plan trustee will vote “FOR” the management proposal (Item 3); and, (iv) on the shareholder proposal, the proxies and 401(k) Plan trustee will vote “AGAINST” the shareholder proposal (Item 4). If you return an unsigned proxy or voting instructions by mail, your shares will be treated as unvoted shares on all matters. If you vote by telephone or on the Internet and do not indicate how you wish to vote on any one or all of the matters, your shares will be treated as unvoted shares on all of the proposals. In the case of the 401(k) Plan, unvoted shares may be voted by the trustee in its capacity as Edison International stock fund investment manager as it chooses.

Q:	What happens if I do not return my proxy or provide voting instructions?

A:	If you are a registered shareholder and you do not provide voting instructions to a designated proxy or cast a ballot at the Annual Meeting, your shares will not be voted. If you are a 401(k) Plan shareholder and you do not provide voting instructions to the trustee, the trustee as Edison International stock fund investment manager may vote your shares as it chooses. If you hold your shares in street name and you do not provide voting instructions to your bank, broker or other nominee on how to vote your shares, the bank, broker or other nominee may be authorized to vote your shares as it chooses on the matters to be considered at the meeting. If your bank, broker or other nominee lacks this discretionary authority to vote on an item, your shares will not be voted on that item and will be treated as a “broker nonvote” on that item.

Q:	What if I vote and then change my mind?

A:	If you are a registered shareholder, you can revoke your proxy by:

•	Writing to the Edison International or SCE Corporate Secretary;

•	Voting again via mail, telephone or the Internet; or

•	Voting in person at the Annual Meeting.

Your last vote will be the vote that is counted.

If you are a 401(k) Plan shareholder, you can revoke your voting instructions by voting again via mail, telephone or the Internet. Votes received by 10:00 p.m., Pacific Time, on April 24, 2007 will be counted. Your last vote received within this timeframe will be the vote that is counted.

If you hold shares in street name, you should contact your bank, broker or other nominee before the Annual Meeting to determine whether and how you can change your voting instructions.

Q:	How many votes do you need to hold the meeting?

A:	As of the record date, February 26, 2007, Edison International had 325,796,087 shares of Edison International Common Stock outstanding and entitled to vote. SCE had 5,150,198 shares of Cumulative Preferred Stock and 434,888,104 shares of SCE Common Stock outstanding and entitled to vote.

The holders of the Edison International Common Stock have the right to cast a total of 325,796,087 votes. The holders of the SCE Cumulative Preferred Stock have the right to cast a total of 30,901,188 votes and the holder of the SCE Common Stock, Edison International, has the right to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 465,789,292 votes.

A quorum is required to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast constitutes a quorum. If you properly return your proxy or voting instructions by mail, or properly vote by telephone or via the Internet, the votes represented by your shares will be considered present and part of the quorum, even if you abstain from voting on a proposal or withhold votes for Directors, or, if you vote by mail, do not indicate a voting preference on any or all matters, and the proxies will vote (or not vote) your shares as you have indicated. If a bank, broker or other nominee holding your shares in street name votes your shares or returns a properly executed proxy representing your shares, the votes represented by your shares will be considered as present and part of the quorum, even if your bank, broker or other nominee abstains or withholds votes, or does not indicate a voting preference, on any or all matters.

Q:	What vote is required to adopt the proposals at the meeting?

A:	The following votes are required:

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On Item 1, the Election of Directors, the 11 nominees receiving the highest number of affirmative or “for” votes will be elected as Directors of Edison International and the 12 nominees receiving the highest number of affirmative or “for” votes will be elected as Directors of SCE. Votes withheld for any of the nominees and broker nonvotes will have the effect of reducing the number of affirmative votes a candidate might otherwise have received.

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On Item 2, the ratification of the appointment of the independent registered public accounting firm, the following two votes must be obtained to adopt the proposal: (i) the affirmative vote of at least a majority of the votes cast on the proposal by the Edison International and SCE shareholders respectively at the meeting, and (ii) the affirmative vote of at least a majority of the votes required to constitute a quorum at the respective companies. In determining whether the vote under (i) has been obtained, abstentions and broker nonvotes are not treated as votes cast and therefore will not affect the vote. That is, the percentage of votes cast can only be increased or decreased by casting votes for or against the proposal, respectively. In determining whether the vote under (ii) has been obtained, abstentions and broker nonvotes will have the effect of votes cast against the proposal. That is, abstentions and broker nonvotes will reduce the number of affirmative votes, and therefore reduce the total percentage of votes the proposal might otherwise have received.

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On Item 3, the Management Proposal to approve the Edison International 2007 Performance Incentive Plan, the following two votes must be obtained to adopt the proposal: (i) the affirmative vote of at least a majority of the Edison International votes cast on the proposal at the meeting and (ii) the affirmative vote of at least a majority of the votes required to constitute a quorum. In determining whether the vote under (i) has been obtained, abstentions will be treated as votes cast and will have the effect of a vote cast against the proposal and broker nonvotes will have no effect. In determining whether the vote under (ii) has been obtained, abstentions and broker nonvotes will have the effect of votes cast against the proposal. That is, abstentions and broker nonvotes will reduce the number of affirmative votes, and therefore reduce the total percentage of votes the proposal might otherwise have received.

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On Item 4, the Shareholder Proposal regarding “performance-based stock options,” the following two votes must be obtained to adopt the proposal: (i) the affirmative vote of a majority of the Edison International votes cast on the proposal at the meeting, and (ii) the affirmative vote of at least a majority of the votes required to constitute a quorum. In determining whether the vote under (i) has been obtained, abstentions and broker nonvotes are not treated as votes cast and therefore will not affect the vote. That is, the percentage of votes cast can only be increased or decreased by casting votes for or against the proposal, respectively. In determining whether the vote under (ii) has been obtained, abstentions and broker nonvotes will have the effect of votes cast against the proposal. That is, abstentions and broker nonvotes will reduce the number of affirmative votes, and therefore reduce the total percentage of votes the proposal might otherwise have received.

Q:	Who will count the votes?

A:	Wells Fargo Bank, N.A. will tabulate the votes and act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. Edison International will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported in the aggregate.

Q:	What shares are covered by the proxy card?

A:	If you hold shares in both Edison International and SCE, you will receive a proxy card for each of the Companies. The shares covered by your card(s) include all the shares of common stock and preferred stock registered in your name (as distinguished from those held in street name), all whole shares held in the DRP, and all shares held in the 401(k) Plan. You will receive separate cards from your bank, broker or other nominee if you hold shares in street name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

Q:	How much will this proxy solicitation cost?

A:	Edison International and SCE have retained D. F. King & Co., Inc. to assist them with the solicitation of proxies for an aggregate maximum fee of $14,000 (Edison International $11,000 and SCE $3,000) plus expenses. (This fee does not include the costs of printing and mailing the proxy materials.) Edison International and SCE will pay these proxy solicitation costs. Some of the Directors, officers and other employees of Edison International and/or SCE also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation, except for customary overtime pay applicable to certain employees. Edison International and SCE will also reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of their stocks and for obtaining voting instructions.

Q:	Whom may I call with any questions?

A:	You may call Wells Fargo at 800-347-8625 or visit their Internet website at www.wellsfargo.com/shareownerservices.

Q:	How do the Boards recommend I vote?

A:	The Edison International and SCE Boards recommend that shareholders vote “FOR” the election of their nominees for Directors listed in this Proxy Statement and “FOR” the ratification of the appointment of the independent registered public accounting firm. The Edison International Board recommends that Edison International shareholders vote “FOR” the management proposal and “AGAINST” the shareholder proposal.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

The Companies are allowed and intend to deliver only one respective annual report and one proxy statement to multiple registered shareholders sharing an address who have received prior notice of our intent to deliver one report per address, so long as the Companies have not received contrary instructions from one or more of such shareholders. This practice is commonly referred to as “householding.” The Companies do not plan to electronically household documents. Householding reduces the volume of duplicate information received at your household and the cost to the Companies of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one set of this Joint Proxy Statement and the applicable 2006 Annual Report and you decide you want a separate copy of this Joint Proxy Statement and/or the applicable 2006 Annual Report, through the date of the Annual Meeting, Edison International or SCE will promptly deliver your separate copy if you contact the SCE Law Department, Corporate Governance, 2244 Walnut Grove Avenue, P. O. Box 800, Rosemead, California 91770 or 626-302-2662. Additionally, to resume the mailing of individual copies of future annual reports, proxy statements, proxy statements combined with a prospectus, and information statements to a particular shareholder, you may contact Wells Fargo Bank, N.A., Attn: Householding, P. O. Box 64854, St. Paul, Minnesota 55164-0854, or at 800-347-8625, and your request will be effective within 30 days after receipt. After the Annual Meeting, you may request householding of these documents, by providing Wells Fargo Bank at the address provided directly above with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, the Companies have been notified that certain banks, brokers and other nominees will household the Companies’ annual reports and proxy statements for shareholders who hold in street name and have consented to householding. In this case, you may request an individual copy of this Joint Proxy Statement and/or the applicable 2006 Annual Report by contacting your bank, broker or other nominee.

ELECTRONIC ACCESS TO PROXY STATEMENTS AND ANNUAL REPORTS

This Joint Proxy Statement and the Edison International and SCE 2006 Annual Reports are available on Edison International’s Internet website at www.edisoninvestor.com. Certain shareholders can view future shareholder communications including proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and save the Companies the cost of producing and mailing these documents.

If you are a 401(k) Plan shareholder, and you use Company e-mail in the ordinary course of performing your job and are expected to log-on to e-mail routinely to receive mail and communications, Edison International intends to deliver proxy statements and annual reports to you electronically for every shareholders’ meeting. Instructions to access these reports electronically has been or will be provided. You may also request paper copies at no charge by contacting the SCE Law Department, Corporate Governance, 2244 Walnut Grove Avenue, P. O. Box 800, Rosemead, California 91770 or 626-302-2662.

If you hold shares in street name, check the information provided by the nominee holding your shares for instructions on how to elect to view future proxy statements and annual reports over the Internet. Your bank, broker or other nominee will receive notice containing the Internet address to use to access Edison International’s and SCE’s Proxy Statement and Annual Reports.

For all shareholders, although there are no Edison International or SCE fees or charges for this service, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

ELECTION OF DIRECTORS

Item 1 on Proxy Card

NOMINEES FOR ELECTION

Eleven Directors will be elected to the Edison International Board and twelve Directors will be elected to the SCE Board to hold office until the next annual meeting. Should any of the nominees become unavailable to stand for election as a Director, the proxies will have the authority to vote for substitute nominees as they choose.

The nominees for Directors of Edison International and SCE are the same, except for Mr. Fohrer who is a nominee for the SCE Board only. A brief biography of each nominee describing his or her business experience during the past five years and other prior relevant business experience is presented below.

JOHN E. BRYSON

Chairman of the Board, President and Chief Executive Officer of Edison International and Chairman of the Board of SCE (since 2003); Chairman of the Board, President and Chief Executive Officer of Edison International and Chairman of the Board of EME (2000–2002); Chairman of the Board and Chief Executive Officer of Edison International and SCE (1990–1999)

Mr. Bryson has been a Director of Edison International since 1990. He was a Director of SCE from 1990 through 1999, and since 2003. He is a Director of The Boeing Company and The Walt Disney Company. Mr. Bryson is a graduate of Stanford University and Yale Law School. Age 63.

VANESSA C.L. CHANG

Principal of El & El Investments (a private real estate investment business) (since 1999); Chief Executive Officer and President of ResolveItNow.com (an online dispute resolution service) (2000-2002); Senior Vice President of Secured Capital Corporation (real estate investment bank) (1998); Partner at KPMG Peat Marwick LLP (1986-1997)

Ms. Chang is being nominated for the first time to serve as a Director of Edison International and SCE. She is a Director or Trustee of three funds in the American Funds family, advised by Capital Research and Management Company. Ms. Chang is a graduate of the University of British Columbia. Age 54.

FRANCE A. CÓRDOVA

Chancellor, University of California, Riverside (since 2002); Vice Chancellor for Research, University of California, Santa Barbara (1996–2002)

Dr. Córdova has been a Director of Edison International and SCE since 2004. She is a Director of Belo Corporation. Dr. Córdova is a graduate of Stanford University and holds a Ph.D. in physics from the California Institute of Technology. Age 59.

CHARLES B. CURTIS

President and Chief Operating Officer of the Nuclear Threat Initiative (a private foundation dealing with national security issues) (since 2001); Executive Vice President of the United Nations Foundation (2001); Partner of the law firm of Hogan & Hartson (1997 to 1999); Deputy Secretary of the U.S. Department of Energy (1995 to 1997); Under Secretary of the U.S. Department of Energy (1994 to 1995); Chairman of the Federal Energy Regulatory Commission (1977 to 1981)

Mr. Curtis has been a Director of Edison International and SCE since 2006. He is a Trustee of The Putnam Funds, a family of 107 equity and fixed income mutual funds. Mr. Curtis is a graduate of the University of Massachusetts, Amherst, and Boston University Law School. Age 67.

ALAN J. FOHRER*

Chief Executive Officer of SCE (since 2003); Chairman of the Board and Chief Executive Officer of SCE (2002); President and Chief Executive Officer of EME (2000–2001); Executive Vice President and Chief Financial Officer of Edison International (1996–2000)

Mr. Fohrer has been a Director of SCE since 2002. Mr. Fohrer holds two degrees in civil engineering from the University of Southern California, and received his MBA degree from California State University, Los Angeles. Age 56.

*	Alan J. Fohrer is a nominee for Director of SCE only.

BRADFORD M. FREEMAN

Founding Partner, Freeman Spogli & Co. (private investment company) (since 1983); Managing Director of Dean Witter Reynolds, Inc. (brokerage firm) (1976-1983)

Mr. Freeman has been a Director of Edison International and SCE since 2002. He is a Director of CB Richard Ellis Group, Inc. Mr. Freeman is a graduate of Stanford University, and holds an MBA degree from Harvard Business School. Age 65.

LUIS G. NOGALES

Managing Partner of Nogales Investors, LLC (private equity investment company) (since 2001); President of Nogales Partners (a private equity investment company) (1990–2001); President of Univision (Spanish language television network) (1986–1988); Chairman and Chief Executive Officer of United Press International (communications) (1983–1986)

Mr. Nogales has been a Director of Edison International and SCE since 1993. He is a Director of Arbitron Inc., and KB Home. Mr. Nogales is a graduate of San Diego State University and Stanford Law School. Age 63.

RONALD L. OLSON

Partner of the law firm of Munger, Tolles and Olson (since 1970)

Mr. Olson has been a Director of Edison International and SCE since 1995. He is a Director of Berkshire Hathaway, Inc., City National Corporation, The Washington Post Company, and a Director/Trustee for three funds in the Western Asset funds complex. Mr. Olson is a graduate of Drake University and University of Michigan Law School and holds a Diploma in Law from Oxford University. Age 65.

JAMES M. ROSSER

President of California State University, Los Angeles (since 1979)

Dr. Rosser has been a Director of SCE since 1985 and a Director of Edison International since 1988. Dr. Rosser holds three degrees from Southern Illinois University. Age 68.

RICHARD T. SCHLOSBERG, III

Retired President and Chief Executive Officer of The David and Lucile Packard Foundation (private family foundation) (1999–2004); Publisher and Chief Executive Officer, Los Angeles Times (newspaper) (1994–1997); Executive Vice President and Director, The Times Mirror Company (media communications) (1994–1997)

Mr. Schlosberg has been a Director of Edison International and SCE since 2002. He is a Director of eBay Inc. and BEA Systems, Inc. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School. Age 63.

ROBERT H. SMITH

Robert H. Smith Investments and Consulting (banking and financial-related consulting services) (since 2003); Managing Director of Smith & Crowley, Inc. (merchant banking) (1992–2003); Chairman of the Board and Chief Executive Officer of Security Pacific Corporation (1990-1992); President, Chief Executive Officer and Director of Security Pacific National Bank (1987-1992)

Mr. Smith has been a Director of SCE since 1987, and a Director of Edison International since 1988. He is a Director of Commerce National Bank. Mr. Smith is a graduate of the University of Southern California and holds a Law degree from Van Norman University. Age 71.

THOMAS C. SUTTON

Chairman of the Board and Chief Executive Officer of Pacific Life Insurance Company (since 1990)

Mr. Sutton is expected to retire as Chief Executive Officer of Pacific Life Insurance Company in April 2007 but will continue as Chairman of the Board. Mr. Sutton has been a Director of Edison International and SCE since 1995. He is Chairman of two funds in the Pacific funds complex. Mr. Sutton is a graduate of the University of Toronto. Age 64.

QUESTIONS AND ANSWERS ON CORPORATE GOVERNANCE

Q:	How are potential Director nominees identified and selected by the Boards to become nominees?

A:	It is the responsibility of the Edison International and SCE Nominating/Corporate Governance Committees to recommend Director candidates to their respective Boards. The Committees are comprised of independent directors under the New York Stock Exchange rules.

It is the policy of the Committees to consider Director candidates recommended to the Committees by shareholders. For Committee consideration, shareholder suggestions for Director candidates must be submitted in writing to the Corporate Secretary of Edison International and/or SCE and include (i) the shareholder’s name and address, as they appear on the corporation’s books, or a written statement from the record holder of the shares (usually a broker or bank) showing the class and number of shares beneficially owned, (ii) the name, age, and business and residence addresses of the candidate, (iii) the principal occupation or employment of the candidate, (iv) the class and number of shares of Edison International and SCE beneficially owned by the candidate, (v) a written description of any direct or indirect business relationships or transactions within the last three years between Edison International and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand, (vi) any other information concerning the nominee required under SEC rules to be in a proxy statement soliciting proxies for the election of the nominee, (vii) a consent signed by the candidate to serve as a Director if elected, and (viii) a written description, together with any supporting materials, of the qualifications, qualities and skills of the candidate that the shareholder deems appropriate to submit to the Committees to assist in their consideration of the candidate. In identifying potential Director nominees, the Committees also consider suggestions made by the respective Companies’ Board members and senior management. Ms. Chang’s nomination was recommended by a non-management Director.

There are no differences in the manner in which the Committees evaluate a Director candidate based on whether the candidate is recommended by a shareholder. After the Committees receive a recommendation for a potential Director nominee, the Committees consider the information provided to them from the source who recommended the candidate. For the Committees to recommend a Director nominee, the candidate must at a minimum possess the qualifications, qualities and skills set forth in the Companies’ respective Corporate Governance Guidelines, including:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Experience in a generally recognized position of leadership; and

•	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committees also consider other factors and information in their evaluation of potential Director nominees, including the Boards’ current need for additional members, the candidate’s potential for increasing the Boards’ range of business experience, desirable skills and diversity, the candidate’s independence, and other factors the Committees deem appropriate. If based on this preliminary evaluation the Committees determine to continue their consideration of a candidate, one or more members of the Committees, and others as determined by the Committees, interview the candidate. After the interview, the Committees conduct any further research on the candidate that they deem appropriate. The Committees then determine whether to recommend to the Companies’ respective Boards that the candidate be a Director nominee. The Companies’ respective Boards consider the Committees’ recommendations and determine whether to nominate any candidate for election.

Q:	Is SCE subject to the same stock exchange listing standards regarding corporate governance matters as Edison International?

A:	No. Edison International is listed on the New York Stock Exchange, and is subject to its listing standards on corporate governance and other matters. SCE is listed on the American Stock Exchange. However, the American Stock Exchange only requires certain listed issuers to comply with designated corporate governance standards for Board and Board Committee composition including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules as a controlled company because over 50% of its voting power is held by its parent company, Edison International, and, because it has listed only preferred stock on the exchange.

Q:	How do the Edison International and SCE Boards determine which Directors are considered independent?

A:	Under the New York Stock Exchange listing standards, the Edison International Board is required to consist of at least a majority of independent Directors. Under the Companies’ Corporate Governance Guidelines, both Companies’ Boards are required to consist of at least a majority of independent Directors. Additionally, the Boards’ Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees are required to be fully comprised of independent Directors. The Guidelines include categorical standards to assist in determining whether each Director has a material relationship with the Companies (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would cause the Director not to be independent. Additionally, to be a member of a Board Committee required to be comprised of independent Directors, Directors may have to meet additional requirements contained in their Committee Charters to be considered independent. The Companies’ Corporate Governance Guidelines and Board Committee Charters are posted on Edison International’s Internet website at www.edisoninvestor.com, under “Corporate Governance,” and are available in print upon request from the Edison International or SCE Corporate Secretary.

Under the Guidelines, no Director will be considered independent if he or she has a relationship with the Companies that would be deemed disqualifying under New York Stock Exchange listing standards for purposes of a determination of independence. Directors who are not so disqualified from being independent will be determined by the Boards to be independent unless a Director otherwise has a material relationship with Edison International, SCE, or any of their subsidiaries. The Boards have determined that the following relationships are not considered material for purposes of determining Directors’ independence:

1.	Discretionary charitable contributions by the Company to a non-profit entity (including an educational or other institution) with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the Company’s total contributions to the entity in the entity’s preceding fiscal year were less than 1% of the entity’s reported consolidated gross revenues for that fiscal year (the Company’s matching of employee contributions shall not be included in the amount of the Company’s contributions for this purpose), and (b) the contributions did not result in any direct financial benefit to the director or an immediate family member;

2.	Payments made by the Company to an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, or payments received by the Company from such an entity, for property or services, if (a) the total amount of the payments made or received in the entity’s preceding fiscal year was less than 1% of the entity’s reported consolidated gross revenues for that fiscal year, (b) the payments did not result in a direct financial benefit to the director or an immediate family member, and (c) the director and any immediate family members do not, and did not in the entity’s preceding fiscal year, directly or indirectly own, in the aggregate, more than 10% of the entity;

3.	Other than ownership of debt securities which are covered by Standards 4 and 5 below, indebtedness of the Company owed to, or indebtedness owed to the Company by, an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the total amount of indebtedness in the entity’s preceding fiscal year was less than 1% of the entity’s reported consolidated gross assets at the end of the fiscal year, and (b) the indebtedness did not result in any direct financial benefit to the director or an immediate family member;

4.	Direct or indirect current ownership or ownership since the beginning of the preceding calendar year by the director or an immediate family member (including ownership by an entity with which the director or an immediate family member is currently or was affiliated as a director, officer, trustee, or employee, or otherwise) of equity or debt securities of the Company, if the director or immediate family member has received no extra benefit not shared on a pro rata basis by other security holders;

5.	Direct or indirect current ownership or ownership since the beginning of the preceding calendar year by the Company of equity or debt securities of an entity with which the director or an immediate family member is currently, or was at the time of ownership, affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the total amount of the entity’s equity or debt securities owned by the Company did not exceed 5% of the entity’s outstanding equity or debt securities, respectively, at any time since the beginning of the preceding calendar year, and (b) the Company received no extra benefit not shared on a pro rata basis by other security holders;

6.	Gifts, perquisites, and other similar transactions between the Company and the director or an immediate family member that did not provide an aggregate direct or indirect financial benefit or value of more than $5,000 to the director and immediate family members in the preceding calendar year;

7.	The Company’s employment in any capacity of an immediate family member of the director, if the direct and indirect compensation paid to the director’s immediate family member in the preceding calendar year was $120,000 or less;

8.	Payments made to the Company by an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if in the entity’s preceding fiscal year, the payments involved the Company’s rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority and were in an amount that did not exceed the greater of $1,000,000 or 2% of that entity’s consolidated gross revenues as reported by that entity for that fiscal year;

9.	Equity or debt investments directly or indirectly currently held, or were held since the beginning of the preceding calendar year, by the director or an immediate family member in an entity with which an executive officer of the Company is currently, or since the beginning of the preceding calendar year was, affiliated as a director, officer, trustee or employee, or otherwise, if (a) the investments of the director and any immediate family member, and the executive officer of the Company, respectively, do not exceed 10% of the outstanding debt or equity securities, respectively, of the entity, (b) the executive officer of the Company is not an executive officer of the entity, and (c) the aggregate investments represent less than 10% of the net worth of each investor;

10.

Service since the beginning of the preceding calendar year by an officer of the Company as a director or trustee (or similar position) of an entity where the director or an immediate family member serves as an executive officer, if the officer (a) is or was not an executive officer of the

Company, and (b) does not or did not have his or her annual compensation approved by any compensation committee of the Company of which the director or immediate family member is or was a member;

11.	The director’s receipt of vested and non-forfeitable equity-based benefits and retirement benefits under qualified plans as a result of prior employment with the Company;

12.	As to immediate family members, any relationship between the Company and another entity with which the immediate family member is or has been employed in a non-executive officer capacity; and

13.	As to directors and immediate family members, any other relationship if the relationship has not existed or occurred since the beginning of the preceding calendar year.

For purposes of the categories of relationships described in the above paragraphs:

•	“Company” means Edison International, SCE, and their consolidated subsidiaries;

•	“executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934; and

•

“immediate family member” of a Director means his or her spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone (other than domestic employees) who shares the Director’s home; provided, that an individual shall not be deemed an immediate family member if the individual is no longer related to a Director as a result of legal separation, divorce, death, or incapacitation.

For relationships not prohibited by New York Stock Exchange rules and also not covered under the preceding categories of immaterial relationships, the determination of whether a relationship is material or not, and therefore whether a Director is independent or not, is made in good faith by the Directors, provided that the Director whose relationship is under consideration abstains from the vote regarding his or her independence.

Q:	Which Directors have the Edison International and SCE Boards determined are independent?

A:	The Boards have determined that Directors Córdova, Curtis, Freeman, Nogales, Schlosberg, Smith, and Sutton, and Director nominee Chang, have no material relationships with the Companies and, therefore, are independent. The Boards previously determined that Mr. Karatz, who resigned as a Director of Edison International and SCE on November 13, 2006, had no material relationships with the Companies and was independent. The relationships between the Companies, on the one hand, and their independent Directors, on the other hand, met the pre-established categories of immaterial relationships set by the Boards.

Q:	How many times did the Companies’ Boards meet in 2006 and who is the Lead Director for executive sessions of the non-employee and independent Directors?

A:	During 2006, the Edison International Board met 8 times and the SCE Board met 7 times. During 2006, each current Director attended 75% or more of all Edison International and SCE Board and applicable Committees’ and Subcommittees’ meetings he or she was eligible to attend. The Edison International Board and the SCE Board also held 6 executive sessions of the non-employee Directors and one executive session of the independent Directors only. The Lead Director for these sessions, who must be independent, is designated by the non-employee Directors on an annual basis and when a vacancy occurs. Mr. Nogales was designated as the Lead Director in April 2006, and served as the Lead Director for all such sessions held in 2006. The Lead Director's name is posted on Edison International's Internet website at www.edisoninvestor.com, under “Corporate Governance.”

Q:	Do the Companies have a policy on attendance of Director nominees at annual shareholders’ meetings?

A:	Director nominees are expected to attend annual meetings of the Companies’ shareholders. All 2006 Director nominees of the respective Companies attended the 2006 annual meeting.

Q:	How may I communicate with the Boards?

A:	Shareholders and other interested parties may communicate their concerns, including concerns relating to accounting, internal accounting controls, auditing, ethics, fraud, or legal or regulatory compliance matters, to any individual Director, including the Lead Director, the Directors as a group, the Audit Committees, or any other group of Directors. Such parties may do so by calling the Companies’ independent helpline at 800-877-7089, the toll-free number posted on the Companies’ website, and asking the helpline provider to transmit the communication to the applicable Directors, or by sending the communication in writing, addressed to the applicable Directors, in care of the Corporate Secretary at the principal executive office of the Companies. If the communication is delivered via the helpline, it will be forwarded to the Chair of the Audit Committees, who will determine the method of communication to the applicable Directors. If the communication is delivered care of the Corporate Secretary, the Corporate Secretary will review it and will forward complaints or concerns about accounting, internal accounting controls, auditing, ethics, fraud, or legal or regulatory compliance matters to the Chair of the Audit Committees. The Corporate Secretary will forward any other communication that, in the opinion of the Corporate Secretary, deals with the functions of the Boards of Directors to the Director or group of Directors to whom it is addressed. The Corporate Secretary will not, however, forward communications unrelated to the functions of the Boards of Directors, such as individual customer complaints, mass mailings, new product or service suggestions, resumes and other forms of job inquiries, business solicitations, advertisements or surveys.

Q:	Does Edison International have a policy on shareholder rights plans?

A:	Yes. Edison International’s previously existing shareholder rights plan expired by its terms on November 21, 2006. On February 26, 2004, the Edison International Board adopted the following policy on shareholder rights plans:

The Edison International Board would seek prior shareholder approval of the adoption of any new shareholder rights plan unless, due to timing constraints or other reasons consistent with the fiduciary duties of Edison International’s Board of Directors, a committee consisting solely of independent Directors determines that it would be in the best interests of Edison International’s shareholders to adopt the plan before obtaining shareholder approval. Any rights plan hereafter adopted by Edison International’s Board of Directors without prior shareholder approval shall automatically terminate on the first anniversary of the adoption of the plan unless, prior to such anniversary, the plan shall have been approved by Edison International’s shareholders.

BOARD COMMITTEES AND SUBCOMMITTEES

Edison International and SCE have standing Audit, Compensation and Executive Personnel, Executive, Finance, and Nominating/Corporate Governance Committees. Additionally, SCE has a Pricing Committee, and both Companies have subcommittees of the Compensation and Executive Personnel Committee. The Committees’ charters are posted on Edison International’s Internet website at www.edisoninvestor.com, under “Corporate Governance,” and are available in print upon request from the Edison International or SCE Corporate Secretary. The following table describes the Boards’ committees and subcommittees.

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2006

Audit Committees(1) Thomas C. Sutton, Chair Bradford M. Freeman Luis G. Nogales Richard T. Schlosberg, III Robert H. Smith

•     Appoints the independent registered public accounting firm.

•     Assists the Boards in their oversight of 1) the integrity of financial statements, 2) systems of disclosure and internal control regarding finance, accounting, legal compliance and ethics that management and the Boards have established, 3) compliance with legal and regulatory requirements, 4) the qualifications and independence of the independent registered public accounting firm retained for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and 5) the performance of the independent registered public accounting firm and of the internal audit function.

•     Meets regularly with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged.

•     Recommends to the Boards Audit Committee charter revisions and the inclusion of the year-end audited financial statements in the Annual Reports on Form 10-K.

•     Reviews with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, and the year-end audited financial statements.

•     Produces annually a report on certain committee actions for the proxy statement.

Edison International: 7 SCE: 7

(1)	The respective Companies’ Boards have determined that Mr. Sutton is a financial expert under SEC guidelines and is independent under the New York Stock Exchange listing standards.

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2006

Compensation and Executive Personnel Committees Robert H. Smith, Chair Bradford M. Freeman Luis G. Nogales Richard T. Schlosberg, III Thomas C. Sutton

•     Reviews the performance and sets the compensation of designated elected officers, including the Executive Officers.

•     Reviews Director compensation for consideration and action by the Boards.

•     Approves the design of executive and Director compensation programs, plans and arrangements.

•     May elect designated officers and determine their compensation.

•     Produces annually a report on executive compensation for the proxy statement.

Edison International: 5 SCE: 5

Executive Committees(2)

Edison International

John E. Bryson, Chair

Ronald L. Olson

James M. Rosser

Thomas C. Sutton

SCE

John E. Bryson, Chair

Alan J. Fohrer

Ronald L. Olson

James M. Rosser

Thomas C. Sutton

	• Has all the authority of the Boards between meetings except to the extent limited by the California General Corporation Law.	Edison International: 1 SCE: 0

Finance Committees(3) Luis G. Nogales, Chair France A. Córdova Charles B. Curtis Ronald L. Olson James M. Rosser

•     Regularly reviews the financial structure of their respective companies.

•     The Edison International Finance Committee reviews the financing plans, capital structure, credit ratings and trust investments for Edison International and its nonutility subsidiaries, and approves certain investments.

•     The SCE Finance Committee reviews and approves the annual capital budget, the five-year capital expenditure outlook, financing plans, capital structure, credit ratings and trust investments of SCE, and approves certain capital projects.

Edison International: 2 SCE: 2

(2)	Mr. Karatz served as a member of the Executive Committees until November 13, 2006.

(3)	Mr. Freeman served as a member of the Finance Committees until October 25, 2006, when Mr. Karatz became a member until November 13, 2006.

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2006

Nominating/Corporate Governance Committees(4) Richard T. Schlosberg, III, Chair France A. Córdova Charles B. Curtis Bradford M. Freeman Robert H. Smith

•     Periodically consults with management, reviews shareholder recommendations for Director nominees, and identifies and makes recommendations regarding Board composition and selection of candidates for election.

•     Periodically reviews and recommends updates to the Corporate Governance Guidelines applicable to their respective companies.

•     Advises the Boards with respect to corporate governance matters.

•     Oversees the evaluation of the Boards and Committees.

•     Reviews certain related party transactions.

Edison International: 5 SCE: 5

Pricing Committee(5) John E. Bryson Alan J. Fohrer Luis G. Nogales (alternate member)	• Determines the final terms of any offering, issuance, or sale of Preferred Stock of SCE, in either a private placement or registered offering duly authorized and approved by the SCE Board.	SCE: 0; Took action only by unanimous written consent

Compensation and Executive Personnel Subcommittees Robert H. Smith, Chair At least one Compensation and Executive Personnel Committee member appointed by Committee Chair	• May elect designated officers and determine their compensation. • May handle certain substantive and administrative tasks related to executive compensation.	Edison International/ SCE: 0; Took action only by unanimous written consent

(4)	Mr. Karatz served as a member of the Nominating/Corporate Governance Committees until November 13, 2006.

(5)	The Chair of the SCE Finance Committee serves as an alternate member.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive officers, the principal financial officers, and the other three most highly compensated Executive Officers of Edison International and SCE. These individuals are referred to as the “Named Officers” in this Joint Proxy Statement.(1)

The executive compensation programs are determined and approved by the Compensation and Executive Personnel Committees of the Companies’ Boards of Directors (each a “Committee”). None of the Executive Officers is a member of either Committee. Mr. Bryson provides the Committees with recommendations regarding the compensation of other Executive Officers, including his recommendations for the compensation of Messrs. Craver, Fielder, Fohrer and McDaniel, and the recommendations jointly developed by these officers and himself for the compensation of Mr. Noonan and the remaining Executive Officers. The Companies’ respective Committees review these recommendations and determine and approve final compensation. In executive session, the Edison International Committee determines and approves Mr. Bryson’s compensation.

Executive Compensation Program Objectives and Overview

Edison International’s and SCE’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified executives, (2) focus executives’ attention on specific strategic and operating objectives of the Companies, and (3) align executives’ interests with the long-term interests of the Companies’ shareholders and, for SCE, its ratepayers. The material elements of the Companies’ current executive compensation programs for Named Officers include base salary, annual bonus, long-term incentives, retirement benefits, severance benefits, survivor and disability benefits, and perquisites. The Companies believe that each element of the executive compensation program is appropriately structured to help achieve one or more of the compensation objectives described above.

While some of the compensation program elements, such as base salary and annual bonus, are earned and payable on a short-term or current basis, other elements are earned and payable over a longer term or in some cases upon retirement or other termination of employment. Additionally some of the program elements are paid in cash while others are paid in the form of Edison International Common Stock. Some components of compensation are earned based on annual Company and individual performance, others on the long-term performance of the Edison International stock price and the Companies’ total shareholder return performance compared to the Companies’ peer group of companies, and some based on continued employment. It is believed that the carefully crafted mix of values and interests which make up the Companies’ executive compensation program are conducive to meeting the three executive compensation objectives stated above.

The target value of the executive compensation package for each Named Officer is set at approximately the median level for that position among the Companies’ respective peer group companies. All elements of executive compensation are regularly benchmarked against executive compensation in peer companies. Base salary, annual bonus, and long-term incentive compensation are benchmarked annually while other employee benefits and perquisites are benchmarked at least every three years.

(1)

For Edison International, the Named Officers for 2006 are John E. Bryson, Theodore F. Craver, Jr., John R. Fielder, Alan J. Fohrer and Thomas R. McDaniel. For SCE, the Named Officers for 2006 are John E. Bryson, John R. Fielder, Alan J. Fohrer, Thomas M. Noonan and Mahvash Yazdi.

The Committees retain George B. Paulin, Chairman and CEO of Frederic W. Cook & Company, Inc. as their independent compensation consultant to identify industry trends and norms, to review and identify the appropriate peer group companies, and to evaluate relevant executive compensation data for these companies. The Committees selected the Philadelphia Utility Index minus AES Corporation plus Sempra Energy as Edison International’s and SCE’s peer group companies for 2006. This peer group is the same group of companies used last year. AES Corporation was excluded from the group because its mix of business revenues differs significantly from that of Edison International and the other companies in the group, and Sempra Energy was added due to its California nexus. Although the peer group differs from the Dow Jones U.S. Electricity Index (depicted in the Stock Performance Graph included as part of Edison International’s 2006 Annual Report to Shareholders), all of the companies in the peer group are included in the index, and the Companies believe the constitution of the peer group provides relevant comparative compensation data for Edison International and SCE.

Because compensation provided under the executive compensation program is based on the Companies’ and each Named Officer’s performance and on the compensation awarded annually by peer group companies, amounts realized from prior compensation awarded to the Named Officers are not generally factored in.

Current Executive Compensation Program Elements

Base Salaries

Like most companies, Edison International’s and SCE’s policy is to pay Named Officers’ base salaries in cash. To accommodate any Named Officers who may prefer to receive a portion of their base salaries on a tax-advantaged deferred basis, the Companies offer Named Officers the choice to elect to defer the receipt of up to 75% of their base salaries under the Executive Deferred Compensation Plan described in the “Non-Qualified Deferred Compensation” section below.

Named Officers do not have a contractual right to receive a fixed base salary. Edison International and SCE annually review the base salary for each Named Officer to set base salaries for the upcoming twelve months. In prior years, this occurred at the end of each calendar year for the upcoming year. In 2006 this review was moved to February in order to consolidate the determination of salaries, long-term incentive awards and annual bonus awards.

The Companies’ general policy is to set base salary guidelines for each position at approximately the median level for comparable executives at the Companies’ peer group companies. Notwithstanding this general policy, the Committees have the ability to, and do, exercise discretion to increase or decrease a particular Named Officer’s base salary for any year based on their judgment of the officer’s individual performance in the prior year and the performance of Edison International and SCE. In determining the appropriate 2006 base salary for each Named Officer, the Committees considered the base salaries earned by comparable executives at the Companies’ peer group companies, each Named Officer’s individual performance during the prior fiscal year, and the performance of Edison International and SCE. The base salary that was paid to each Named Officer in 2006 is the amount reported for such officer in Column (c) of the “Summary Compensation Table – Fiscal 2006” below. Mr. Bryson’s salary was 8% above the median for CEOs in the peer group, and Mr. Fohrer’s salary was 4% above the median for utility heads in the peer group. The salaries awarded to them by the Committees reflected the outstanding performance of the Companies during the past several years and the Committees’ assessment of the effectiveness of their leadership in attaining that performance.

Annual Bonuses

Edison International’s and SCE’s policy is to pay any annual bonuses earned by the Named Officers in cash. To accommodate any Named Officers who may prefer to receive any bonuses they may earn on a tax-advantaged deferred basis, the Companies offer Named Officers the choice to elect to defer up to 100% of their annual bonuses under the Executive Deferred Compensation Plan described in the “Non-Qualified Deferred Compensation” section below.

Named Officers do not have a contractual right to receive a fixed bonus for any given fiscal year. Target and maximum potential bonus amounts for 2006 were set by the Committees in February 2006. In setting the potential targets and maximums, the Committees considered the target and actual amounts of bonuses awarded for past years to comparable executives at the Companies’ peer group companies, in line with the Companies’ policy of targeting Named Officers’ compensation at approximately the median level of the Companies’ peer group companies. The Committees determined the amount of each Named Officer’s annual bonus earned for 2006 following the end of that fiscal year based on the results of Edison International’s and SCE’s performance and the performance of each Named Officer against specific objectives set at the beginning of the performance year. Some strategic objectives are not easily quantifiable, so the Committees did not use a formulaic approach or pre-assigned weightings when making their determination.

During 2006, eight general areas of focus and achievement were identified as the strategic goals for Edison International’s Named Officers, each designed to implement and advance the Edison International strategic plan (initially outlined in Edison International’s Business Overview and Strategy Report included as an exhibit to a current report on Form 8-K filed by Edison International with the SEC on October 13, 2004): (1) execute the SCE Capital Investment plan; (2) Execute EMG’s plans for growth of its generation development and trading and marketing businesses; (3) develop and execute a plan for optimizing the value of EMG’s generation portfolio, taking into account power and fuel market conditions, environmental costs and uncertainties, and trading and marketing opportunities; (4) advance a set of market rules that permit SCE to procure power efficiently and with minimal risk to Edison International shareholders; (5) achieve targeted core earnings, including specified per-share and baseline budget targets for SCE and EMG, respectively; (6) advance company-wide leadership and talent development programs to support the achievement of the Edison International strategic plan goals; (7) significantly enhance the effectiveness of the ethics and compliance program through employee training, communications programs, and compliance review processes; and (8) achieve 2006 safety, reliability, risk management, and other operational goals for SCE and EMG, with appropriate steps to ensure adherence to company values and accuracy in achievement measures.

The 2006 strategic goals for SCE’s Named Officers were grouped among six general areas focusing on system reliability; energy resources; operational excellence and cost control; customer experience; leadership, talent and values; and meeting or exceeding investor expectations. Specific objectives within these areas included the following: (1) meeting construction schedules and planning and permitting targets for major transmission projects, executing the wires capital investment plan approved in the SCE General Rate Case and achieving a successful Federal Energy Regulatory Commission Rate Case outcome; (2) executing effective power procurement, securing reasonable long-term procurement rules, achieving prescribed energy efficiency savings levels and demand response capabilities, and meeting milestones for San Onofre Nuclear Generating Station (“SONGS”) steam generator replacement; (3) implementing selected process improvement initiatives, creating a solid foundation to enable industry-leading utilization of advanced metering infrastructure, achieving operational targets, meeting operational safety and regulatory performance goals for SONGS Units 2 and 3, enhancing SCE’s safety performance through improved safety management practices and leadership training, and achieving a fair cost allocation for customers; (4) implementing programs and services to meet customer needs, thereby achieving increased levels of customer satisfaction; (5) advancing company-wide leadership and talent development goals supporting the achievement of SCE’s 2006 goals and significantly enhancing the effectiveness of its ethics and compliance programs; and (6) achieving successful outcomes in the 2007 cost of capital proceeding and achieving targeted core earnings.

EMG’s goals for 2006 included advancing company-wide leadership and talent development programs supportive of the Edison International strategic plan goals, addressing critical environmental issues, maintaining a disciplined growth strategy through execution of its California business plan and the development of renewable energy projects in accordance with its wind energy business plan, and developing hedging programs for 2006 and 2007 for its merchant plants consistent with its risk management policies.

When the Committees met in February 2007 to evaluate the performance by each of the Companies and to determine 2006 annual incentive awards, the Committees reviewed the year’s overall performance in light of the objectives identified at the beginning of the year as described above, and determined each Named Officer’s annual bonus earned for 2006, which is the amount reported for such officer in Column (g) of the “Summary Compensation Table—Fiscal 2006” below. The Committees determined that as a result of actions taken and decisions made in 2006, SCE is positioned to increase its earnings base over the next five years beyond the original outlook in the 2004 strategic plan. Similarly, based on its 2006 performance, EMG is expected to surpass its core earnings per share forecast in the strategic plan. These substantial efforts toward favorable growth were complemented by programs and initiatives undertaken across the companies to develop a stronger, more productive corporate culture.

In 2006, SCE’s implementation of its capital investment plan resulted in three transmission/substation projects being placed into service, eight major transmission projects proceeding in line with licensing and permitting phase targets, and recorded capital expenditures and work order closings exceeding planned levels. In the power procurement area, SCE executed 10 renewable energy contracts, including the nation’s largest wind contract.

During 2006, EMG increased its wind energy growth prospects, including 342 MW of plants under construction, with other projects in development or under consideration. Execution of its California business plan was evidenced by the initiation of a landmark hydrogen project in Carson in collaboration with British Petroleum. In addition, with the emergence in 2006 of environmental concerns as significant drivers of costs and future prospects in the industry, the Illinois multi-pollutant settlement reached at year-end was a notable accomplishment.

The Edison International Committee approved a 2006 annual incentive award of $1,936,000 for Mr. Bryson that was 80% of his maximum potential award. The SCE Committee approved a 2006 annual incentive award of $684,000 for Mr. Fohrer that was 75% of his maximum potential award. In addition to evaluating Edison International’s results, the Edison International Committee assessed Mr. Bryson’s performance. Factors found to be particularly significant in 2006 for Mr. Bryson included his commitment to strengthening the corporate culture through culture change and ethics programs, his appreciation of the challenges and opportunities created by increasing environmental concerns, and his recognition of the critical importance of improving employee safety.

In addition to the successes mentioned above in the areas of capital investment and major construction projects, Mr. Fohrer’s award reflected SCE’s success in working toward securing reasonable long-term procurement rules. Although reluctantly concluding in June that it could not continue to pursue the resumed operation of its Mohave plant as an SCE asset, SCE was able to meet its goals for energy efficiency savings and demand response capability. Operational targets were met, important process improvement initiatives were advanced, and core earnings goals were achieved.

The 2006 annual incentive award for the other Named Officers averaged 70% of the maximum potential award at Edison International, 80% of the maximum potential award at SCE, and 75% of the maximum potential award at the other subsidiaries.

Long-Term Incentives

Edison International’s and SCE’s policy is that the Named Officers’ long-term incentives should be directly linked to the value provided to shareholders of Edison International Common Stock. Therefore, 100% of the Named Officers’ long-term incentives is currently awarded in the form of equity instruments reflecting, or valued by reference to, Edison International’s Common Stock. As in recent years, in 2006, 75% of each Named Officer’s long-term incentive award value for 2006 was in the form of Edison International nonqualified stock options. The remaining portion of each Named Officer’s long-term incentive award value for 2006 was in the form of Edison International performance shares. Named Officers have dividend equivalent rights with respect to stock options and performance shares awarded in 2006.

Grants of stock options and performance shares were made to the Named Officers in the first quarter of 2006. The target values of the long-term incentive awards for Named Officers were determined by the Committees based on the peer group median for long-term incentive awards and the officers’ and Companies’ performance. The grant dates of annual long-term incentive grants are always fixed in advance by the Edison International Committee; grant dates generally occur after the dates on which the Committee approves the values to be granted and the methodology for converting the values into the number of options and performance shares to be granted.

Edison International and SCE chose to award stock options in 2006 to ensure that Named Officers will realize value in this portion of their long-term award only if Edison International shareholders realize value on their shares and to ensure that the value realized by Named Officers will be commensurate with the value realized by shareholders from appreciation in the stock price and payment of dividends.

Performance shares were awarded in 2006 to ensure that Named Officers will realize value in this portion of their long-term award only if Edison International performs on a par with, or better than, the Companies’ peer group companies. If Edison International performs below the 40th percentile of the peer group companies in total shareholder return over the three-year performance period, this portion of the award will have no value. Conversely, if Edison International performs above this level, the award will have value, increasing as the performance level increases.

The value of the options and performance shares earned in 2006 as determined under FAS 123R for purposes of the Companies’ financial statements is shown in columns (e) and (f) of the “Summary Compensation Table – Fiscal 2006” below. The “Grants of Plan-Based Awards in Fiscal 2006” table and related narrative “Description of Plan-Based Awards” section below provide additional detail regarding the performance shares and options granted to the Named Officers in 2006, including the estimated performance share payouts at different total shareholder return percentile rankings, and the vesting and other terms that apply to the performance shares and options.

Retirement Benefits

Edison International and SCE provide retirement benefits to the Named Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and 401(k) Plan are both tax-qualified retirement plans in which the Named Officers participate on substantially the same terms as the Companies’ other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, on the maximum amount that may be contributed to a qualified defined-contribution plan, and on the maximum amount of salary that may be taken into consideration in calculating benefits under qualified plans, the benefits that would otherwise be payable to the Named Officers under the SCE Retirement Plan and the 401(k) Plan are limited. Because the Companies do not believe that it is appropriate for the Named Officers’ retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, the Companies have established non-qualified supplemental defined-benefit and defined-contribution retirement plans that permit the Named Officers to receive the full amount of benefits that would be paid under the Companies’ qualified plans but for such limitations.

The Companies’ non-qualified defined-benefit retirement plan is the Executive Retirement Plan. Named Officers’ defined-benefit retirement values are calculated using their full salaries and annual bonuses. Their qualified plan benefits under the SCE Retirement Plan and under the profit sharing benefit feature of the 401(k) Plan and a portion of their Social Security benefits are then subtracted from their total retirement benefit values to arrive at the final benefits payable under the Executive Retirement Plan.

The Executive Retirement Plan uses a formula for benefit calculation that involves a large reduction in value for termination prior to early retirement eligibility (age 55 with at least five years of service) and graded reductions for early retirement at ages prior to age 61. When SCE replaced such a formula with a cash balance approach for the qualified Retirement Plan, the Companies elected to keep the formula for executives because of this retention feature.

The Companies’ non-qualified defined-contribution retirement plan is the Executive Deferred Compensation Plan. Under this plan, Named Officers are permitted to defer up to 75% of their base salaries and up to 100% of their annual bonuses, as well as long-term incentives otherwise payable in cash, including dividend equivalents and a portion of performance share awards. The Companies make a matching deferred contribution on the Named Officers’ base salary deferrals in amounts that are intended to correspond to the matching contribution that would have been made under the 401(k) Plan and on the Named Officers’ annual bonus deferrals at one-half the rate of matching contributions on salary. Some Named Officers previously were permitted to defer compensation under predecessor deferred compensation plans. Edison International and SCE believe that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Companies is also deferred.

Amounts deferred under the non-qualified deferred compensation plans are credited with interest, as participants essentially are loaning to the Companies, as unsecured general creditors, the amounts they otherwise would have been paid in salary, bonuses or long-term incentive payouts. Interest credits under the Executive Deferred Compensation Plan, and for Mr. Bryson under the 1981A and 1985 Deferred Compensation Plans, are determined based on a Moody’s corporate bond yield rate for public utility bonds for the previous 60 months. A portion of the interest credits on the Named Officers’ deferrals under the plans is considered to be at above-market rates under SEC rules, and is therefore treated as additional compensation and reported in Column (h) of the “Summary Compensation Table – Fiscal 2006” below.

The “Pension Benefits” table and related narrative section “Pension and Other Retirement Plans” below describe Edison International’s and SCE’s qualified and non-qualified defined-benefit plans. The “Non-Qualified Deferred Compensation” table and related narrative section “Non-Qualified Deferred Compensation Plans” below describe Edison International’s and SCE’s non-qualified defined-contribution plans.

Severance Benefits

Edison International’s and SCE’s policy regarding severance protection for Named Officers stems from its importance in recruiting and retaining executives. In a competitive environment where executives are commonly being recruited from well-compensated positions in other companies or considering attractive opportunities with other companies, the Companies’ plan providing one year’s worth of compensation and other benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not generally offered for resignation for “good reason” or other constructive termination in the absence of a change in control. The Companies also provide severance protection for non-executive employees whose positions are eliminated.

The severance plan offers additional benefits in the event of a change of control of Edison International. The Companies believe that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty regarding the continued employment of each Named Officer. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage the Named Officers to remain employed with the Companies during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on shareholders’ and ratepayers’ interests during the change in control, the Named Officers would be provided with enhanced severance benefits if their employment were actually or constructively terminated without cause in connection with a change in control. The change-in-control severance benefits for Messrs. Fielder and Noonan and Ms. Yazdi generally would be equivalent in value to two years’ worth of salary, target bonus and benefits, while the change-in-control severance benefits for Messrs. Bryson, Craver, Fohrer, and McDaniel generally would be equivalent in value to three years’ worth of salary, target bonus and benefits. The decision to provide certain Named Officers with potential severance benefits equivalent in value to two or three years’ worth of target-level compensation was driven by the Companies’ view that the most senior executives are the ones likely to face the most employment uncertainty in connection with a change in control transaction. Given that none of the Named Officers has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or actual or target annual bonus, the Companies believe that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate a Named Officer’s employment to avoid paying any severance benefits at all. This is because without a constructive termination severance trigger, following a change in control, an acquiror could materially demote a Named Officer, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity in order to force the Named Officer to terminate his or her own employment and thereby avoid paying severance.

As part of change-in-control severance benefits, Named Officers would be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change-in-control severance protections that the Companies have determined to be appropriate.

The Companies do not believe that Named Officers should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore under the severance plan the payment of cash severance benefits would only be triggered by an actual or constructive termination of employment. However, if there were a liquidation, a sale of all or substantially all of the Companies’ assets, or a merger or reorganization that resulted in a change in control where Edison International was not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then Named Officers would receive immediate vesting of their outstanding equity awards. Outstanding options would become immediately vested and exercisable, and the Named Officers’ outstanding equity awards that had performance-based vesting conditions would become fully vested at target levels. Although this vesting would occur whether or not a Named Officer’s employment terminated, the Companies believe it is appropriate to fully vest equity awards in change-in-control situations where the equity awards are not assumed, because such a transaction effectively ends the Named Officers’ ability to realize any further value with respect to the equity awards.

Survivor and Disability Benefits

The Companies would provide survivor benefits equivalent to two years’ cash compensation (base salary plus bonus) to beneficiaries of participating Named Officers in the event of the officers’ death during employment. The Executive Deferred Compensation Plan also provides a survivor benefit if a participant dies within ten years of becoming eligible to participate in the plan. The Executive Disability Plan provides for supplemental disability payments to maintain full salary for a disability period of up to one year.

These programs are designed to attract and retain executives by assuring a minimum level of income replacement in case of short-term disability and for survivors in the event of an executive’s death. The Companies previously offered more generous pre- and post-retirement survivor benefits, supplemental retirement, and supplemental long-term disability benefits. One Named Officer retains these benefits and reimburses the company for the higher cost of these benefits by foregoing a portion of his base salary and retirement benefits, and one Named Officer retains a survivor benefit under the 1985 Deferred Compensation Plan.

The “Potential Payments Upon Termination or Change in Control” section below describes the payments that may be made to the Named Officers in connection with a termination of employment, death, disability or a change in control.

Perquisites

Edison International and SCE provide the Named Officers with certain perquisites, including estate and financial planning services, automobile-related benefits, and executive health services. In addition, club memberships, home security or spousal travel may be provided in some years to some Named Officers if deemed to serve a business purpose. Perquisites are benchmarked at least every three years and reviewed, revised and approved by the Committees.

The perquisites provided to each Named Officer in 2006 are reported in Column (i) of the “Summary Compensation Table – Fiscal 2006” below, and are further described in footnotes (5) and (6) to that table.

Subsequent Compensation Actions

Under the terms of the Edison International Equity Compensation Plan, when the Named Officers received their 2006 long-term equity incentive awards, the exercise price for all nonqualified stock option grants was determined based on the average of the highest and lowest sales prices for Edison International Common Stock on the grant date. The Board amended the terms of that plan on October 26, 2006 to provide that the exercise price for all future option grants, commencing with grants made in 2007, will be equal to the closing price of a share of Edison International Common Stock on the grant date. This amendment aligns the Companies’ practice with that endorsed by the new SEC disclosure rules.

In addition, if shareholders approve the Edison International 2007 Performance Incentive Plan, the Edison International Board has provided that no additional awards may be granted under the Equity Compensation Plan or under the 2000 Equity Plan after the Annual Meeting. The Option Gain Deferral Plan has also been terminated, and several changes were made to the long-term incentive program for the 2007 grants, including elimination of dividend equivalent rights from stock option grants and a cap of two times target on performance share payouts.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, Edison International and SCE have adopted stock ownership guidelines that apply to all of the Named Officers. The guidelines require the Named Officers to own an amount ranging from two to five times their annual base salary in the form of Edison International Common Stock (or equivalents). The guideline for Mr. Bryson is five times his base salary, for Messrs. Craver, Fohrer and McDaniel three times their base salary, and for the remaining Named Officers two times their base salary. The Named Officers are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. Edison International Common Stock owned outright and shares held in the 401(k) Plan are included in determining compliance with the guidelines. Shares that Named Officers have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for guideline purposes until such time as the options are actually exercised and the shares acquired.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and their other most highly compensated executive officers unless certain tests are met. Edison International’s general intention is to design and administer its executive compensation programs to preserve the deductibility of compensation payments to Named Officers. Specifically, Edison International’s current intention is to attempt to qualify any nonqualified stock options, performance shares and annual bonuses awarded to Named Officers in future years as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, provided that the 2007 Performance Incentive Plan is approved by shareholders so that these awards may be made under a shareholder-approved plan. However, Edison International’s goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

COMPENSATION COMMITTEES’

REPORT(1)

The Edison International and SCE Compensation and Executive Personnel Committees have certain duties and powers as described in their charters. The Compensation and Executive Personnel Committees are currently composed of the five independent non-employee Directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

The Compensation and Executive Personnel Committees have reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and the Committees’ discussions, the Edison International and SCE Compensation and Executive Personnel Committees recommended to their respective Boards of Directors that the Compensation Discussion and Analysis section be included in the Edison International and SCE 2006 Annual Reports on Form 10-K.

Compensation and Executive Personnel Committees of the Edison International and SCE Boards of Directors
Robert H. Smith (Chair)	Richard T. Schlosberg, III
Bradford M. Freeman	Thomas C. Sutton
Luis G. Nogales

(1)

SEC filings sometimes “incorporate information by reference.” This means that the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless Edison International or SCE specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

COMPENSATION COMMITTEES’

INTERLOCKS AND INSIDER PARTICIPATION

Mr. Freeman became a Committee member on October 25, 2006 upon Mr. Karatz’s resignation from the Committees. The other Committee members whose names appear on the Committees’ Report above were Committee members during all of 2006. Under applicable SEC rules, there were no interlocks or insider participation on the Compensation and Executive Personnel Committees.

PROCESSES AND PROCEDURES FOR CONSIDERATION AND DETERMINATION OF

EXECUTIVE AND DIRECTOR COMPENSATION

The Edison International and SCE Compensation and Executive Personnel Committees have the authority to review and determine the compensation paid to the respective “senior officers” of Edison International and SCE, including the Companies’ Chairmen of the Boards, Chief Executive Officers, Presidents, Chief Financial Officers, Vice Presidents, General Counsel, Controllers, Treasurers and Secretaries. The Compensation and Executive Personnel Committees generally determine each senior officer’s compensation following an annual review of the officer’s performance relative to the Companies’ and individual goals and objectives. All of the Named Officers’ compensation is reviewed and determined by the Compensation and Executive Personnel Committees. The Compensation and Executive Personnel Committees review and may make recommendations regarding the compensation paid to the respective non-employee Directors of Edison International and SCE. However, the compensation for these Directors of Edison International and SCE is determined by the respective Boards of Directors.

Each Board of Directors may delegate some or all of the Compensation and Executive Personnel Committees’ authority to review and determine the compensation paid to the Companies’ senior officers, except for the Companies’ CEOs’ compensation, to subcommittees consisting of at least two members of the Committees. However, neither Board of Directors has a current intention to delegate any of the Compensation and Executive Personnel Committees’ authority with respect to determining Executive Officer compensation to any subcommittee other than certain compensation decisions with respect to Vice Presidents and less senior officers. As described above, Mr. Bryson provides recommendations to the Committees regarding the compensation of the other Executive Officers and of other officers with the rank of Vice President or higher, but the Committees make the final determination of compensation for Mr. Bryson and these other senior officers. In addition, under the Companies’ Bylaws, the Chairman of the Board, and in the case of SCE also its Chief Executive Officer, may approve the salaries of non-senior officers of Edison International or SCE, as applicable (for example, Assistant Secretary).

The Compensation and Executive Personnel Committees have the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of the Companies’ senior officers, including all of the Named Officers. The Compensation and Executive Personnel Committees have retained George B. Paulin, Chairman and CEO of Frederic W. Cook & Company, Inc. as the Committees’ independent compensation consultant on all matters related to the Companies’ executive compensation programs. The executive compensation consultant is responsible for ensuring that the Committees are aware of peer company norms and best practices for executive and Director compensation in order to make informed decisions that keep compensation in line with that at peer companies.

SUMMARY COMPENSATION TABLE – FISCAL 2006

The following table presents information regarding compensation of the Named Officers for service during 2006.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John E. Bryson, Chairman of the Board, President and CEO of Edison International and Chairman of the Board of SCE	2006	1,210,308	—	2,864,731	5,936,808	1,936,000	494,731	301,361	12,743,937
Alan J. Fohrer, CEO of SCE	2006	643,238	—	889,241	1,779,377	684,000	552,151	286,288	4,834,294
Thomas R. McDaniel, Executive Vice President, CFO and Treasurer of Edison International	2006	611,145	—	912,352	1,840,928	599,000	919,378	87,874	4,970,677
Theodore F. Craver, Jr., CEO of Edison Mission Group	2006	604,461	—	923,831	1,888,983	635,000	513,911	138,270	4,704,456
John R. Fielder, President of SCE	2006	408,015	—	317,313	707,172	425,000	569,227	72,000	2,498,726
Mahvash Yazdi, Senior Vice President and Chief Information Officer of Edison International and SCE	2006	364,247	—	300,669	605,182	301,000	245,239	62,511	1,878,848
Thomas M. Noonan, Senior Vice President and CFO of SCE	2006	291,002	—	167,170	368,463	272,000	218,132	69,130	1,385,897

(1)	The principal positions shown are at December 31, 2006.

(2)

Stock awards consist of performance shares granted under the Edison International Equity Compensation Plan. The performance share amounts shown in this Summary Compensation Table reflect the aggregate dollar amounts recognized in 2006 for financial statement reporting purposes with respect to awards granted in 2004, 2005 and 2006, disregarding any estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of performance shares contained in Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2006 Annual Report to Shareholders filed on Form 10-K and incorporated herein by reference. No performance share awards were forfeited by any Named Officer in 2006. The table below shows the performance share amounts recognized in 2006 for financial statement reporting purposes by year of grant for each Named Officer.

Name	Performance Shares Granted in 2004 ($)	Performance Shares Granted in 2005 ($)	Performance Shares Granted in 2006* ($)	Total Value Recognized in 2006 ($)
John E. Bryson	1,444,871	501,588	918,272	2,864,731
Alan J. Fohrer	479,591	140,626	269,024	889,241
Thomas R. McDaniel	448,989	210,882	252,481	912,352
Theodore F. Craver, Jr.	433,111	241,053	249,667	923,831
John R. Fielder	148,994	37,230	131,089	317,313
Mahvash Yazdi	163,718	39,138	97,813	300,669
Thomas M. Noonan	77,304	29,741	60,125	167,170

*	For all of the Named Officers, 100% of the value for the entire 2006 performance share grant was recognized in 2006, as they were retirement eligible by the end of the year and will be vested 100% in their grants upon retirement under the terms of those grants. Under the transition rules for FAS 123R, the additional amounts shown in the other two columns were recognized in 2006 for grants made in prior years.

(3)

Option awards consist of nonqualified stock options granted under the Edison International Equity Compensation Plan. The option amounts shown in this Summary Compensation Table reflect the aggregate dollar amounts recognized in 2006 for financial statement reporting purposes with respect to awards granted in 2002, 2003, 2004, 2005 and 2006, disregarding any estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2006 Annual Report to Shareholders filed on Form 10-K and incorporated herein by reference. No option awards were forfeited by any Named Officer in 2006.

The table below shows the option amounts recognized in 2006 for financial statement reporting purposes by year of grant for each Named Officer.

Name	Nonqualified Stock Options Granted in 2002 ($)	Nonqualified Stock Options Granted in 2003 ($)	Nonqualified Stock Options Granted in 2004 ($)	Nonqualified Stock Options Granted in 2005 ($)	Nonqualified Stock Options Granted in 2006* ($)	Total Value Recognized in 2006 ($)
John E. Bryson	243,460	655,296	796,391	1,047,394	3,194,267	5,936,808
Alan J. Fohrer	82,629	202,958	264,343	293,629	935,818	1,779,377
Thomas R. McDaniel	69,349	202,958	247,480	442,870	878,271	1,840,928
Theodore F. Craver, Jr.	70,088	202,958	238,719	508,729	868,489	1,888,983
John R. Fielder	25,431	66,011	82,116	77,722	455,892	707,172
Mahvash Yazdi	29,476	63,582	90,239	81,710	340,175	605,182
Thomas M. Noonan	16,232	35,633	42,602	64,948	209,048	368,463

*	For all of the Named Officers, 100% of the grant date value for the entire 2006 option grant was recognized in 2006, as they were retirement eligible by the end of the year and will be vested 100% in their grants upon retirement under the terms of those grants. Under the transition rules for FAS 123R, the additional amounts shown in the other four columns were recognized in 2006 for grants made in prior years.

(4)

The reported amounts include interest on deferred compensation account balances considered under SEC rules to be at above-market rates in the following amounts: Mr. Bryson, $315,351; Mr. Fohrer, $104,671; Mr. McDaniel, $33,752; Mr. Craver, $124,587; Mr. Fielder, $25,892; Ms. Yazdi, $51,842; and Mr. Noonan, $29,021. The remaining reported amounts consist of the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under all of the Companies’ defined benefit and actuarial pension plans during 2006. The amount for each Named Officer is as follows: Mr. Bryson, $179,380; Mr. Fohrer, $447,480; Mr. McDaniel, $885,626; Mr. Craver, $389,324; Mr. Fielder, $543,335; Ms. Yazdi, $193,397; and Mr. Noonan, $189,111.

(5)

Amounts reported include plan contributions (contributions to the 401(k) Plan and the non-qualified 401(k) equalization component of the Executive Deferred Compensation Plan), reimbursement of taxes owed on perquisites, and accruals for post-retirement survivor benefits, as indicated in the table below.

Name	Plan Contributions ($)	Tax Reimbursements ($)*	Survivor Benefits** ($)
John E. Bryson	135,549	17,015	98,596
Alan J. Fohrer	60,910	5,787	183,889
Thomas R. McDaniel	36,636	15,028	—
Theodore F. Craver, Jr.	80,001	21,127	—
John R. Fielder	37,112	3,769	—
Mahvash Yazdi	31,913	4,955	—
Thomas M. Noonan	33,811	2,147	—

*	Reimbursements were provided to Named Officers in 2006 for taxes incurred for the cost of perquisites. The Committees have determined that such reimbursements will not be provided in future years except in connection with automobile services temporarily provided to certain officers (currently four officers only) for business reasons.

**	Includes the cost of post-retirement survivor benefits under the 1985 Deferred Compensation Plan and under survivor income plans retained by one Named Officer. These plans are described in the “Potential Payments upon Termination or Change in Control” section below.

(6)

Additionally, amounts reported include the following perquisites: estate and financial planning services, automobile-related benefits (car allowance or the use of a company car or car service) and executive health benefits, as well as miscellaneous items such as spousal travel where the spouse was expected to attend a business-related function, recognition gifts, home security, tickets to sports and entertainment events, and club memberships provided to some Named Officers where such provision was deemed to serve a business purpose. For Mr. Bryson, perquisites and miscellaneous items included $20,600 for estate and financial planning, and $15,879 for club membership; for Mr. Fohrer, $7,845 for estate and financial planning, a $12,000 car allowance, and $15,168 for club membership; for Mr. McDaniel, $5,000 for estate and financial planning, $13,447 in imputed income for car service provided to enable him to work during his commute, $8,576 for club membership, and $7,048 for event tickets; for Mr. Craver, $16,310 for estate and financial planning, $10,787 in imputed income for car service provided to enable him to work during his commute, and $9,793 for club membership; for Mr. Fielder, $7,845 for estate and financial planning, a $12,000 car allowance, and $8,340 for club membership; for Ms. Yazdi, $10,315 for estate and financial planning, a $12,000 car allowance, and $3,075 for club membership; and for Mr. Noonan, $4,470 for estate and financial planning, a $12,000 car allowance, $7,769 for club membership, and $6,036 for event tickets. Charitable matching gifts are also included. Mr. Bryson is a member of the Edison International and SCE Boards, and Mr. Fohrer is a member of the SCE Board. As employee-directors, these Named Officers do not receive additional compensation for their services as Directors. However, they are permitted to participate in the charitable matching gift program for Directors described in footnote (5) to the Director Compensation table in the “Director Compensation” section below. The amount reported for Mr. Bryson in column (i) includes company matching contributions of $10,000.

Compensation of Named Officers

The “Summary Compensation Table – Fiscal 2006” above quantifies the value of the different forms of compensation considered earned by or awarded to the Companies’ Named Officers in 2006. The primary elements of each Named Officer’s total compensation reported in the table are base salary, a long-term equity incentive opportunity consisting of nonqualified stock options and performance shares, an annual bonus contingent on performance, an increase in accumulated retirement pension benefits and certain earnings on deferred compensation account balances. Named Officers also earned the other benefits listed in Column (i) of the “Summary Compensation Table – Fiscal 2006” above, as further described in footnotes (5) and (6) above.

The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s base salary is provided in the next section “Description of Salary Amounts.” The “Grants of Plan-Based Awards in Fiscal 2006” table, and the description of the material terms of the nonqualified options, performance shares and bonuses granted in 2006 that follows it, provide information regarding the long-term equity incentives and annual performance bonuses awarded to Named Officers that are reported in the “Summary Compensation Table – Fiscal 2006.” The “Outstanding Equity Awards at Fiscal 2006 Year End” and “Option Exercises and Stock Vested in Fiscal 2006” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension Benefits” table and related description of the material terms of the Companies’ pension plans describe each Named Officer’s retirement benefits under the Companies’ defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. Similarly, the “Non-Qualified Deferred Compensation” table and related description of the material terms of the Companies’ non-qualified deferred compensation plans provide context to the deferred compensation earnings listed in the “Summary Compensation Table – Fiscal 2006,” and also provide a more complete picture of the potential future payments due to the Companies’ Named Officers. The discussion in the section “Potential Payments Upon Termination or Change in Control” explains the potential future payments that may become payable to the Companies’ Named Officers.

Description of Salary Amounts

Base salary amounts of Named Officers are not fixed by contract. Instead, prior to the beginning of each fiscal year, or early in the applicable fiscal year, the Edison International and SCE Compensation and Executive Personnel Committees, as applicable, establish the base salaries for each Named Officer for the subsequent twelve calendar months. In making their determination, the Committees consider the factors discussed in the “Base Salaries” section of the “Compensation Discussion and Analysis” section above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2006

The following table presents information regarding the equity incentive plan awards granted to the Named Officers during 2006 under the Edison International Equity Compensation Plan and the potential target and maximum amount of performance-based annual bonuses payable for 2006 performance under the Edison International Executive Incentive Compensation Plan.

Name	Date of Committee Action	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
John E. Bryson	2/21/2006	3/1/2006							220,751	44.295	3,194,267
	2/21/2006	3/1/2006				6,037	24,146	72,438			1,285,533
	2/21/2006	2/21/2006	N/A	1,210,000	2,420,000
Alan J. Fohrer	2/21/2006	3/1/2006							64,673	44.295	935,818
	2/21/2006	3/1/2006				1,769	7,074	21,222			376,620
	2/21/2006	2/21/2006	N/A	455,728	911,456
Thomas R. McDaniel	2/21/2006	3/1/2006							60,696	44.295	878,271
	2/21/2006	3/1/2006				1,660	6,639	19,917			353,460
	2/21/2006	2/21/2006	N/A	427,700	855,400
Theodore F. Craver, Jr.	2/21/2006	3/1/2006							60,020	44.295	868,489
	2/21/2006	3/1/2006				1,642	6,565	19,695			349,521
	2/21/2006	2/21/2006	N/A	422,940	845,880
John R. Fielder	2/21/2006	3/1/2006							31,506	44.295	455,892
	2/21/2006	3/1/2006				862	3,447	10,341			183,518
	2/21/2006	2/21/2006	N/A	265,055	530,110
Mahvash Yazdi	2/21/2006	3/1/2006							23,509	44.295	340,175
	2/21/2006	3/1/2006				643	2,572	7,716			136,933
	2/21/2006	2/21/2006	N/A	200,243	400,486
Thomas M. Noonan	2/21/2006	3/1/2006							14,447	44.295	209,048
	2/21/2006	3/1/2005				396	1,581	4,743			84,172
	2/21/2006	2/21/2006	N/A	159,968	319,936

Note that column (i) “All Other Stock Awards” has been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Officers during 2006.

(1)

Under the Edison International Executive Incentive Compensation Plan, annual performance goals, bonus targets and maximums are determined by the Committees in the first quarter of each year. Amounts shown in the table are for target and maximum bonuses for 2006 performance; the actual amounts awarded by the Committees to each Named Officer for 2006 performance are shown in column (g) of the “Summary Compensation Table – Fiscal 2006” above.

(2)

Grants of performance shares pursuant to the Edison International Equity Compensation Plan. The values shown for the performance shares do not correspond to the amounts shown in the table in footnote (2) to the Summary Compensation Table. The values shown in the “Grants of Plan-Based Awards in Fiscal 2006” table are the grant date fair values of the performance share grants. The values shown in that footnote reflect the expense accrued in 2006 for these grants, which differs from the grant date fair values for the portion of the performance shares payable in cash and therefore requiring valuation under FAS 123R in accordance with the rules for liability rather than equity.

(3)	Grants of nonqualified stock options pursuant to the Edison International Equity Compensation Plan.

(4)

In accordance with the terms of the Edison International Equity Compensation Plan in effect at the time of grant, the exercise price for all nonqualified stock option grants made under the plan during 2006 was equal to the average of the highest and lowest sales prices for a share of Edison International Common Stock on the applicable grant date.

(5)

For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of stock options and performance shares contained in Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2006 Annual Report to Shareholders filed on Form 10-K and incorporated herein by reference.

Description of Plan-Based Awards

Seventy-five percent of each Named Officer’s long-term incentive compensation opportunity for 2006 was awarded in the form of Edison International nonqualified stock options. The remaining portion of each Named Officer’s long-term incentive compensation opportunity for 2006 was awarded in the form of Edison International performance shares. For each Named Officer, the Committees determined a target and maximum amount for the annual bonus that might be earned based on 2006 performance, with determination of the actual bonuses made by the Committees in February 2007.

Options

Each stock option granted in 2006 may be exercised to purchase one share of Edison International Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the grant date. For these purposes, and in accordance with the terms of the Edison International Equity Compensation Plan in effect on the grant date, fair market value was defined as the average of the highest and lowest sales prices for a share of Edison International Common Stock on the applicable grant date. Edison International converts awards to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies.

Each Named Officer’s stock option award is subject to a four-year vesting period. Subject to each Named Officer’s continued employment, one-fourth of his or her stock option award will vest and become exercisable on each of January 2, 2007, January 2, 2008, January 2, 2009 and January 2, 2010. Each Named Officer’s stock option award may also become vested depending on the circumstances of his or her termination of employment. If a Named Officer terminates employment after attaining age 65, after attaining age 55 with five years of service, or after such earlier date that qualifies him or her for retirement under any of the Companies’ retirement plans, his or her stock option award will vest and continue to become exercisable as scheduled, subject to a pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer terminates employment because of death or permanent and total disability, his or her stock option award will immediately vest and become exercisable. If a Named Officer’s employment is terminated involuntarily not for cause, one additional year of vesting credit will be applied. If a Named Officer’s employment terminates for any other reason, the unvested portion of his or her stock option award will immediately terminate.

Once vested, each stock option will generally remain exercisable until a normal expiration date occurring on January 4, 2016. However, vested options may terminate earlier if the Named Officer’s employment terminates. See the further discussion in footnote (2) to the table below entitled “Outstanding Equity Awards at Fiscal 2006 Year-End.”

If there were a change in control of Edison International wherein Edison International was not the successor company, the stock option awards would become fully vested and exercisable, unless the Edison International Compensation and Executive Personnel Committee determined that the vesting of the options should not be accelerated because it had provided for the substitution, assumption, exchange or other continuation of outstanding options. Any options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Each Named Officer is entitled to receive separate dividend equivalent rights with respect to his or her stock option award. Dividend equivalent rights entitle the Named Officer to receive an amount equal to the dividends that would have been paid on the number of shares of Common Stock covered by the stock option award, but only during the first five years of the stock option award’s term. Dividend equivalents are credited to an account established on behalf of the Named Officer and accumulate without interest unless further deferred under the terms of the Executive Deferred Compensation Plan. Dividend equivalent rights generally become vested in the same manner as the related stock option award (including in connection with a termination of employment or change in control). Unless further deferred, vested dividend equivalents are paid in cash each January, although Edison International has discretion to pay dividend equivalents in shares of Edison International Common Stock. No further dividend equivalent rights will accrue as to any stock options once the stock options are exercised, expire or otherwise terminate.

Each Named Officer’s stock option award contains a non-competition requirement. If the Named Officer renders any services for any organization in any business that competes with the Companies’ business prior to or during the six-month period following any option exercise, Edison International may rescind such exercise. In connection with any rescission, the Named Officer is required to return any gain from the option exercise to Edison International.

Each Named Officer’s 2006 stock option award was granted under, and is subject to the terms of, the Edison International Equity Compensation Plan. The plan is administered by the Edison International Board of Directors and the Compensation and Executive Personnel Committee of the Edison International Board of Directors. The Board and the Committee have the ability to interpret and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding stock options and dividend equivalents to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that participants satisfy any required withholding taxes.

Stock option awards are generally only transferable to a beneficiary of a Named Officer upon his or her death. However, stock option awards granted to Messrs. Bryson, Craver, Fohrer and McDaniel are transferable to a spouse, child or grandchild, or entities established for such persons’ benefit.

Performance Shares

The performance shares awarded to each Named Officer are stock-based units. Each unit is a contractual right to receive one share of Edison International Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied.

As long as each Named Officer continues to remain an employee, performance shares become earned and vested based on Edison International’s comparative total shareholder return over a three-year performance period beginning on January 1, 2006 and ending on December 31, 2008. Edison International’s comparative total shareholder return is determined based on the percentile ranking of Edison International total shareholder return for the performance period compared to the total shareholder return for the same period for each stock comprising the Philadelphia Utility Index at the end of the performance period, adjusted to delete AES Corporation and to add Sempra Energy.

Edison International’s total shareholder return ranking must be at the 40th percentile to achieve the threshold payout number indicated in Column (f) of the “Grants of Plan-Based Awards in Fiscal 2006” table above. For each Named Officer, the threshold payout number is approximately equal to 25% of the target payout number. The target number of shares shown in Column (g) above will be paid if Edison International’s total shareholder return ranking is at the 50th percentile. If Edison International’s total shareholder return ranking is at the 75th percentile, twice the target number of shares will be paid. If Edison International’s total shareholder return ranking is at the 90th percentile or higher, a maximum award of three times the target number of shares will be paid. If Edison International achieves a total shareholder return ranking between any of the percentiles specified above, the number of shares paid out will be interpolated on a straight-line basis. The performance shares generally are paid half in Common Stock and half in cash having a value equal to the Common Stock that otherwise would have been delivered; however, Edison International has the discretion to pay out any performance shares that become earned and vested entirely in shares of Common Stock. Edison International will convert awards to cash for shares to the extent necessary to satisfy minimum tax withholding or any governmental levies.

If a Named Officer’s employment terminates before the end of the performance period, all of the performance shares awarded to such officer generally will terminate for no value. However, Named Officers will retain all or a portion of their awarded performance shares if their employment terminates for certain specified reasons. If a Named Officer terminates employment after attaining age 65, after attaining age 55 with five years of service, or after such earlier date that qualifies him or her for retirement under any of the Companies’ retirement plans, his or her performance shares will be retained, subject to pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer terminates employment because of death or permanent and total disability, his or her Performance Shares will be retained. If a Named Officer’s employment is terminated involuntarily not for cause, one additional year of service credit will be applied. Any performance shares retained following termination under any of these provisions will become earned and payable based on Edison International’s achievement of the total shareholder return rankings described above.

If there were a change in control of Edison International wherein Edison International was not the successor company, the performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would become earned, if at all, based on Edison International’s total shareholder return ranking during the shortened performance period. However, the performance period would not be shortened if the Edison International Compensation and Executive Personnel Committee provided for the substitution, assumption, exchange or other continuation or settlement of outstanding performance shares. Any performance shares that became earned during the shortened performance period associated with a change in control would be paid in cash within 30 days after the change in control, and any performance shares that did not become earned would terminate for no value on the date of the change in control.

The performance shares are not actual shares of Common Stock, but are instead contractual rights to receive shares of Common Stock and cash payments based on the Common Stock’s value. Performance shares do not carry voting rights and they may not be transferred, except to a beneficiary of a Named Officer upon his or her death. Named Officers are granted separate dividend equivalent rights. These dividend equivalent rights entitle each Named Officer to receive an amount equal to the dividends that would have been paid on the number of shares of Common Stock covered by the number of performance shares that are actually earned based on Edison International’s total shareholder return ranking (including dividend equivalents associated with any performance shares that are settled in cash). As such, dividend equivalents only become earned on any performance shares that become earned (including any performance shares that become earned in connection with a change in control). Dividend equivalents are credited to an account established on behalf of the Named Officer and accumulate without interest. Dividend equivalent generally are payable in cash within 30 days after the end of the performance period, although Edison International has discretion to pay dividend equivalents in shares of Edison International Common Stock.

Named Officers may elect to defer payment of dividend equivalents associated with performance shares and the portion of performance shares payable in cash, under the terms of the Executive Deferred Compensation Plan.

Each Named Officer’s performance shares were granted under, and are subject to the terms of, the Edison International Equity Compensation Plan. The plan is administered by the Edison International Board of Directors and the Compensation and Executive Personnel Committee of the Edison International Board of Directors. The Board and the Committee have the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding performance shares and dividend equivalents to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that participants satisfy any required withholding taxes.

Bonuses

In the first quarter of each year, the Compensation and Executive Personnel Committees determine the target and maximum amounts of the bonuses that may be earned for performance during that calendar year and the goals against which performance will be judged.

The final amount of each Named Officer’s annual bonus is discretionary. The amount of each Named Officer’s bonus for 2006 was determined by the applicable Committee following the end of the fiscal year based on the results of the Companies’ performance and the performance of each Named Officer. When determining the amount of each Named Officer’s bonus for 2006, the Committees considered the factors discussed in the “Current Executive Compensation Program Elements – Annual Bonuses” section of the “Compensation Discussion and Analysis” section above.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

The following table presents information regarding the outstanding equity awards(1) held by each Named Officer at the end of 2006.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2)(3) (#)	Option Exercise Price ($)	Option Expiration Date(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) ($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)
John E. Bryson	160,000	—	27.2500	1/2/2008	—	—
	227,800	—	28.1250	1/2/2009	—	—
	265,291	—	18.7250	5/30/2012	—	—
	247,593	82,531	12.2900	1/2/2013	—	—
	193,769	193,769	21.8750	1/2/2014	—	—
	89,751	269,253	31.9350	1/2/2015	69,924	3,180,144
	—	220,751	44.2950	1/2/2016	48,292	2,196,320
Alan J. Fohrer	—	25,561	12.2900	1/2/2013	—	—
	—	64,317	21.8750	1/2/2014	—	—
	25,161	75,483	31.9350	1/2/2015	19,604	891,590
	—	64,673	44.2950	1/2/2016	14,148	643,541
Thomas R. McDaniel	9,300	—	27.2500	1/2/2008	—	—
	16,700	—	28.1250	1/2/2009	—	—
	73,100	—	25.1875	1/3/2010	—	—
	75,568	—	18.7250	5/30/2012	—	—
	76,685	25,561	12.2900	1/2/2013	—	—
	60,214	60,214	21.8750	1/2/2014	—	—
	23,614	70,840	31.9350	1/2/2015	—	—
	14,000	42,000	32.7100	1/2/2015	29,398	1,337,021
	—	60,696	44.2950	1/2/2016	13,278	603,883
Theodore F. Craver, Jr.	25,000	—	27.2500	1/2/2008	—	—
	53,000	—	28.1250	1/2/2009	—	—
	76,372	—	18.7250	5/30/2012	—	—
	76,685	25,561	12.2900	1/2/2013	—	—
	58,083	58,082	21.8750	1/2/2014	—	—
	25,161	75,483	31.9350	1/2/2015	—	—
	18,000	54,000	32.7100	1/2/2015	33,604	1,528,310
	—	60,020	44.2950	1/2/2016	13,130	597,152

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2)(3) (#)	Option Exercise Price ($)	Option Expiration Date(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) ($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)
John R. Fielder	14,402	—	28.1250	1/2/2009	—	—
	27,712	—	18.7250	5/30/2012	—	—
	24,942	8,313	12.2900	1/2/2013	—	—
	19,980	19,979	21.8750	1/2/2014	—	—
	6,660	19,980	31.9350	1/2/2015	5,190	236,041
	—	31,506	44.2950	1/2/2016	6,894	313,539
Mahvash Yazdi	17,000	—	27.2500	1/2/2008	—	—
	11,152	—	28.1250	1/2/2009	—	—
	24,024	8,007	12.2900	1/2/2013	—	—
	21,956	21,956	21.8750	1/2/2014	—	—
	7,002	21,005	31.9350	1/2/2015	5,456	248,139
	—	23,509	44.2950	1/2/2016	5,144	233,949
Thomas M. Noonan	—	4,487	12.2900	1/2/2013	—	—
	—	10,365	21.8750	1/2/2014	—	—
	3,799	11,394	31.9350	1/2/2015	—	—
	1,539	4,617	37.1450	1/2/2015	4,146	188,560
	—	14,447	44.2950	1/2/2016	3,162	143,808

Note that column (d) “Equity Incentive Plan Awards,” column (g) “Number of Shares or Units of Stock That Have Not Vested” and column (h) “Market Value of Shares or Units of Stock That Have Not Vested” have each been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2006.

(1)	Outstanding equity awards at fiscal year-end consist of nonqualified stock options and performance shares.

(2)

Subject to each Named Officer’s continued employment, each unvested stock option grant generally becomes vested in equal annual installments over a four-year vesting period. The vesting of stock options also may be accelerated in connection with any of the events described below. All exercisable options are currently vested. Exercisable options and any unexercisable options that subsequently become exercisable will generally expire earlier than the normal expiration date shown if the Named Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within 180 days after the date of termination of employment. However, exercisable stock options will generally remain exercisable until the normal expiration date if the termination of employment is due to retirement, death or total and permanent disability. In addition, exercisable options will generally remain exercisable for one year following any involuntary termination not for cause. The exercisable options, and any unexercisable options that may become vested in connection with a change in control of Edison International, may also terminate earlier than the normal expiration date if there is such a change in control.

(3)

The unexercisable options are unvested, and will immediately terminate and be forfeited without any value if the Named Officer’s employment terminates for reasons other than (i) retirement, (ii) death,

(iii) permanent and total disability or (iv) involuntary termination not for cause. Depending on the timing and circumstances, a portion of each Named Officer’s unexercisable options may also terminate upon a termination of employment due to retirement, death, permanent and total disability or an involuntary termination not for cause.

(4)

Subject to each Named Officer’s continued employment, performance shares generally become earned and vested based on Edison International’s comparative total shareholder return over a three-year performance period. Although outstanding performance shares are generally forfeited for no value if a Named Officer’s employment terminates prior to the end of the performance period, a Named Officer will vest in all or a portion of his or her outstanding performance shares if his or her employment terminates for retirement, death, disability or involuntary severance not for cause. Outstanding performance shares may also become earned and vested in connection with a change in control. The number of performance shares shown for each Named Officer in column (i) of the “Outstanding Equity Awards at Fiscal 2006 Year-End” table above is the number of shares that may become earned if Edison International’s total shareholder return is at the 75th percentile of the comparison group of companies. This share number is two times the target number of shares awarded to each Named Officer. The value shown in column (j) of the table is the number of shares shown in column (i) times the closing price of Edison International Common Stock on the last market day of 2006.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

The following table presents information regarding the exercise of stock options by Named Officers during 2006, and on the vesting during 2006 of performance shares granted in 2004 to the Named Officers and earned based on comparative shareholder returns performance.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
(a)	(b)	(c)	(d)	(e)
John E. Bryson	128,000	3,228,006	116,574	5,686,480
Alan J. Fohrer	121,406	2,828,981	38,694	1,887,493
Thomas R. McDaniel	9,000	221,884	36,225	1,767,056
Theodore F. Craver, Jr.	20,000	450,800	34,944	1,704,568
John R. Fielder	20,000	355,362	12,021	586,384
Mahvash Yazdi	8,029	199,006	13,209	644,335
Thomas M. Noonan	32,619	692,503	6,237	304,241

(1)

The amounts shown for value realized on exercise of stock options equal the differences between (i) the market price of Edison International Common Stock on the exercise date and (ii) the exercise price of those options.

(2)

Only a portion of the performance shares was paid as shares of Edison International Common Stock, with the remaining portion paid as cash or deferred. The amounts shown for stock awards equal the product of (i) the number of performance shares actually becoming earned and vested based on Edison International’s comparative total shareholder return for the three-year performance period ending on December 31, 2006 including both performance shares payable in shares of Edison International Common Stock and shares payable in cash, and (ii) the market price of Edison International Common Stock on December 29, 2006 plus $3.17 in dividend equivalents per share. The following Named Officers elected to defer a portion of the cash proceeds from these performance shares under the Executive Deferred Compensation Plan: Mr. Fielder, $312,268; Mr. Fohrer, $1,005,077; Mr. Noonan, $162,029; and Ms. Yazdi, $343,127.

The table does not include performance shares granted in 2003 that were vested and earned as of the end of 2005. Under the current disclosure rules, these are not reportable in this Joint Proxy Statement. They were not previously disclosed because under the prior disclosure rules they would have been disclosed in this year’s Joint Proxy Statement; therefore they are listed here in the interest of complete disclosure. The number of shares payable to each Named Officer from the 2003 performance share grant, at a value of $43.45 per share, was as follows: Mr. Bryson, 195,282; Mr. Fohrer, 60,483; Mr. McDaniel, 60,483; Mr. Craver, 60,483; Mr. Fielder, 19,674; Ms. Yazdi, 18,948; and Mr. Noonan, 10,620.

PENSION BENEFITS

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Officers under the Companies’ qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service(1)(2) (#)	Present Value of Accumulated Benefit(1) ($)
(a)	(b)	(c)	(d)
John E. Bryson	SCE Retirement Plan	23	914,850
	SCE Executive Retirement Plan	23	14,451,535
	Edison International Retirement Plan for Directors	8	179,243
Alan J. Fohrer	SCE Retirement Plan	34	943,960
	SCE Executive Retirement Plan	34	5,345,284
Thomas R. McDaniel	SCE Retirement Plan	36	1,036,170
	SCE Executive Retirement Plan	36	11,842,409
Theodore F. Craver, Jr.	SCE Retirement Plan	10	277,447
	SCE Executive Retirement Plan	10	2,301,916
John R. Fielder	SCE Retirement Plan	38	1,329,335
	SCE Executive Retirement Plan	38	3,807,994
Mahvash Yazdi	SCE Retirement Plan	10	277,447
	SCE Executive Retirement Plan	10	986,411
Thomas M. Noonan	SCE Retirement Plan	29	791,502
	SCE Executive Retirement Plan	29	1,358,116

Note that column (e) “Payments During Last Fiscal Year” has been omitted in accordance with SEC rules because no such payments were made during 2006.

(1)

The years of credited service and present value of accumulated benefits are presented as of December 31, 2006 assuming that each Named Officer retires at the later of that date or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the SCE Executive Retirement Plan and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pensions and Postretirement Benefits Other than Pensions” and Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, each included as part of Edison International’s 2006 Annual Report to Shareholders filed on Form 10-K and incorporated herein by reference.

(2)	Mr. Bryson was credited with eight years of service as a Director under the Edison International Retirement Plan for Directors before benefit accruals for that plan were frozen in 1997.

Pension and Other Retirement Plans

Edison International and SCE maintain two primary defined-benefit pension plans covering the Named Officers. The SCE Retirement Plan is the Companies’ qualified defined-benefit employee retirement plan, and the Named Officers participate in this plan on the same general terms as the Companies’ other eligible employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a funded defined benefit plan, the pension benefits that would otherwise be payable to the Named Officers under the SCE Retirement Plan’s benefit formula are limited. The SCE Executive Retirement Plan is an unfunded benefit equalization plan of the type permitted by ERISA designed to allow Named Officers and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for such limitations, as well as certain additional benefits. The material terms of the SCE Retirement Plan and the SCE Executive Retirement Plan are described below, as is the frozen Edison International Retirement Plan for Directors in which Mr. Bryson participated.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Upon separation from employment, eligible participants may elect a full lump sum distribution of their benefit. Alternatively, participants may elect to receive benefits in the form of a life annuity, a joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 65. For married plan participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent alternative election. The Companies pay the full cost of the spousal survivor annuity benefit. For single plan participants the single life annuity option is likewise the automatic payment method.

Eligible employees have cash balance accounts that earn interest credited monthly, based on the average 30-year Treasury Bond Rate, as determined by the Internal Revenue Service, for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received as long as the participant is employed by the participating company. Effective January 1, 2006, an additional $100 credit is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month (unless the participant is a represented employee whose collective bargaining agreement does not provide for such an additional $100 credit).

If an employee earned benefits under the Plan before the cash balance features were adopted, the employee may be eligible for certain transition benefits. Eligible participants earn transition credits each month ranging from 3% to 6% of pay (based on points), for up to eight years from the date the individual’s cash balance account was established as long as the participant is employed by one of the Companies. If the eligible participant is “grandfathered” (at least age 50 or with 60 points as of the date the individual’s cash balance account was established), the employee also accrues benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing or gain sharing account balance in the 401(k) Plan and by a portion or his or her Social Security benefit) or the value of the new cash balance account.

Benefits vest at the rate of 20% per year of service with full vesting after five years. Benefits also vest immediately upon attainment of age 65 or upon death while in active service.

The plan formula for grandfathered employees includes benefit reductions for termination prior to age 55 or early retirement prior to age 61. Under the grandfathered formula, the benefit for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit. At age 55 with at least five years of service, a grandfathered employee is eligible for a benefit that is 77% of the normal age 65 benefit, an early retirement reduction of 23%. Lesser early retirement reductions are applied for retirement at ages 56 through 60. An unreduced benefit is available to those age 61 and above. As of the end of 2006, all of the Named Officers were eligible for early retirement benefits under this plan, but only Messrs. Bryson (age 63) and Fielder (age 61) were eligible for an unreduced benefit.

SCE Executive Retirement Plan

Key employees of Edison International and SCE, including the Named Officers, are eligible to participate in the SCE Executive Retirement Plan. Annual benefits under the plan are equal to a percentage of each Named Officer’s base salary and annual cash incentive bonus earned in the 36 months when the total of these payments was the highest (the 36 months need not be consecutive). The benefit percentage applied to the average base salary and cash incentive bonus amount described above is equal to 1 3/4% per year for the first 30 years of service (52 1/2% upon completion of 30 years of service) and 1% for each year in excess of 30. All Named Officers except Mr. Fohrer receive an additional service percentage of 3/4% per year for the first ten years of service (7 1/2% upon completion of ten years of service). Mr. Fohrer agreed to forego this enhancement when he elected to retain supplemental benefits under prior plans. The actual benefit payable under the plan is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of profit sharing contributions, if any, made by the Companies to the officers’ 401(k) Plan accounts.

Depending on the manner in which a Named Officer’s employment terminates, Named Officers may receive additional years of service and age credits under the plan pursuant to the Executive Severance Plan described below under the heading “Potential Payments Upon Termination or Change in Control.”

Participants become vested in their benefits payable under the plan after completing five years of service, or upon their earlier death or permanent and total disability, or upon becoming eligible for executive severance benefits under the Executive Severance Plan. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this plan feature. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy. Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. The value of the alternative monthly installment payments will be calculated in such a way that equal monthly payments on the first day of each month for the remainder of the payout period would bring the participant’s balance to zero by the end of the elected payout period. During the 60-month or 120-month payout period, the balance in the account earns interest at a rate equal to that credited to cash balance accounts in the SCE Retirement Plan. The basis for the rate in that plan is the 30-year Treasury Bond Rate. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary severance not for cause, vested benefits will be paid out after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all of his or her benefits under the plan will be forfeited.

The formula for benefits under the Plan includes benefit reductions for termination prior to age 55 or early retirement prior to age 61. Under the formula, the benefit for an officer terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit. At age 55 with at least five years of service, an officer is eligible for a benefit that is 77% of the normal age 65 benefit, an early retirement reduction of 23%. Lesser early retirement reductions are applied for retirement at ages 56 through 60. An unreduced benefit is available to those age 61 and above. As of December 2006, all of the Named Officers were eligible for early retirement benefits under the plan, but only Mr. Bryson and Mr. Fielder were eligible for an unreduced benefit.

Retirement Plan for Directors

In addition to serving as Edison International’s Chairman and Chief Executive Officer and SCE’s Chairman, Mr. Bryson is one of the Companies’ Directors. As such, Mr. Bryson was eligible to participate in the Companies’ Retirement Plan for Directors before benefit accruals under that plan were frozen at the end of 1997. In connection with amendments made to the plan in 2006 to bring it into compliance with certain new rules established under Section 409A of the Internal Revenue Code and in accordance with related transition relief afforded by the IRS, Mr. Bryson elected in 2006 to receive a distribution in 2007 of the present value of his accrued benefits under the plan. That distribution has occurred and he no longer has a benefit under the plan.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the Named Officers’ deferred compensation balances during 2006, and also shows the total deferred amounts for the Named Officers at the end of 2006.(1)

Name	Plan	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
John E. Bryson	Executive Deferred Compensation Plan	580,247	122,349	694,129	—	10,794,854
	1985 Executive Deferred Compensation Plan	—	—	542,914	—	8,178,832
	1981A Deferred Compensation Plan	—	—	146,996	—	2,214,445
Alan J. Fohrer	Executive Deferred Compensation Plan	381,352	47,710	459,388	—	7,029,054
Thomas R. McDaniel	Executive Deferred Compensation Plan	1,022,641	23,436	61,863	—	1,265,823
	Affiliate Option Deferred Compensation Plan	—	—	86,273	—	1,464,435
Theodore F. Craver, Jr.	Executive Deferred Compensation Plan	814,812	47,076	546,799	—	8,469,781
John R. Fielder	Executive Deferred Compensation Plan	1,038,996	23,912	113,637	—	1,854,472
Mahvash Yazdi	Executive Deferred Compensation Plan	1,066,190	18,713	227,529	—	3,580,570
Thomas M. Noonan	Executive Deferred Compensation Plan	897,975	20,634	127,370	—	2,109,814

(1)

The balances shown in this table represent compensation already reportable in the “Summary Compensation Table – Fiscal 2006 ” in this and prior proxy statements, except for the portion of interest not considered above-market under disclosure rules. Although the compensation was earned, the officers chose not to have the compensation paid out, but instead deferred it, essentially loaning it to the Companies as unsecured general creditors, in return for interest paid at a rate commensurate with the Companies’ cost of capital.

(2)

All of the amounts reported as executive and registrant contributions in 2006 are also included as compensation for each Named Officer in the appropriate columns of the “Summary Compensation Table – Fiscal 2006” above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated, or represent deferrals of performance share proceeds from performance shares granted in 2003 and described in the section “Option Exercises and Stock Vested in Fiscal 2006.”

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation for each Named Officer in Column (h) of the “Summary Compensation Table – Fiscal 2006” above. These amounts are listed in footnote (4) to the “Summary Compensation Table – Fiscal 2006” above.

Non-Qualified Deferred Compensation Plans

Edison International and SCE permit the Named Officers and other key employees to elect to receive a portion of their compensation on a deferred basis. Deferrals of compensation during the 2006 fiscal year and in recent years have been made under the Edison International Executive Deferred Compensation Plan. The deferred compensation balances shown in Column (f) above for Messrs. Bryson and McDaniel also include deferrals (and earnings thereon) that were made under predecessor deferred compensation plans. Certain material terms of the Executive Deferred Compensation Plan and the predecessor deferred compensation plans are discussed below.

Executive Deferred Compensation Plan

Under the plan, each Named Officer may elect to defer up to 75% of his or her base salary and up to 100% of any annual cash bonus he or she may earn. Edison International also has the discretion to permit Named Officers to elect to defer up to 100% of any special retention, recognition or severance award that may become payable. Dividend equivalents associated with stock options and the cash portion of performance share payouts also are subject to deferral at the election of the Named Officers.

To equalize benefits provided under the Companies’ qualified defined-contribution 401(k) Plan that are lost due to limits under ERISA and the Internal Revenue Code, the Companies make a matching contribution in respect of certain deferrals under the plan. The maximum matching contribution is equal to a maximum of 3% of each Named Officer’s annual bonus and 6% of the portion of each Named Officer’s base salary that is deferred and 6% of the portion, if any, of non-deferred salary that exceeds Internal Revenue Code limits. Named Officers become vested in their matching contributions and earnings on these contributions after completing five years of service, or upon retirement, death or disability.

Amounts deferred under the plan (including earnings and matching contributions) accrue interest until paid out. The interest crediting rate on each Named Officer’s account balance each year since 2003 has been equal to the average annual Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending in October of the prior year. Edison International established this interest rate for all participants in the plan, and has reserved the discretion to change the applicable interest on a prospective basis.

Amounts may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. Each Named Officer may elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the plan, and deferred amounts may also be paid out in connection with a change in control of Edison International or SCE in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a Named Officer; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals also may be permitted at the discretion of Edison International. Please see the discussion of the Executive Deferred Compensation Plan in the “Potential Payments Upon Termination or Change in Control” section below for a description of the survivor benefits available under this plan.

All amounts payable under this plan are treated as obligations of the Edison International affiliate that employs the particular Named Officer.

1981A and 1985 Deferred Compensation Plans

One Named Officer, Mr. Bryson, was a participant in two prior plans, the 1981A and 1985 Deferred Compensation Plans. Account balances under the 1981A plan included a portion of amounts deferred during the period 1981 to 1985. Participants deferred compensation under the 1985 Deferred Compensation Plan during the period 1985 to 1990. Interest rates under these plans were previously set, respectively, with reference to SCE’s composite cost of capital and the Moody’s AAA Seasoned Corporate Bond Yield during the deferral period, but beginning in 2004, the interest rates and payment terms for Mr. Bryson’s accounts under these two plans were changed to correspond to those for grandfathered accounts under the Executive Deferred Compensation Plan, under an agreement reached with Mr. Bryson in 2003. Additionally, the agreement provided that the survivor benefit under the 1985 Plan would be retained, and that payment of the accounts must commence no later than the month in which Mr. Bryson attains age 72. The amounts payable under this plan are treated as obligations of SCE. The survivor benefits under the 1985 Plan are described in the “Potential Payments Upon Termination or Change in Control” section below.

Affiliate Option Deferred Compensation Plan

Mr. McDaniel was a participant in the Affiliate Option Deferred Compensation Plan, under which he deferred proceeds from the exchange in 2000 of Edison Capital Affiliate Options for cash awards. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 preceding each calendar year. Payment terms are substantially the same as those for grandfathered accounts under the Executive Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following plans provide benefits that may become payable to certain Named Officers, depending on the circumstances surrounding their termination of employment with the Companies. When listing the potential payments to the Named Officers under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurs on December 31, 2006 and that the price per share of Edison International Common Stock is equal to the closing price on the final trading day of 2006, December 29.

Executive Severance Plan

Edison International provides severance benefits and change-in-control benefits to certain key employees, including all of the Named Officers, under the Edison International Executive Severance Plan.

Severance Benefits - No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is terminated by his or her employer without cause and other than due to the executive’s disability.

Severance benefits payable upon an involuntary termination without cause generally include: (1) cash severance benefits consisting of an amount equal to a year’s base salary, an amount equal to the target bonus, and an amount equal to a pro rata portion of such target bonus for the portion of the calendar year employed prior to severance, (2) an additional year of health benefits, (3) full vesting and an additional year of service credit and an additional year of age credit for the purposes of calculating the executive’s pension benefit under the Executive Retirement Plan described above, (4) an additional year’s worth of vesting of stock options and dividend equivalents awarded in connection with the stock options, (5) an additional year’s worth of vesting of any outstanding performance shares that become earned based on performance, (6) a period of one year to exercise any vested stock options, (7) reimbursement of up to $10,000 for estate and financial planning services and up to $1, 500 for physical examination and preventive health care costs incurred within the year following termination of employment (although estate and financial planning reimbursement will continue for five years if the Named Officer is retirement eligible or becomes so with the additional year of service and age credits), (8) continued participation for one year in the Survivor Benefit Plan or the component parts of the Executive Supplemental Benefit Program described below, (9) reimbursement of up to $20,000 for outplacement costs incurred within the two years following termination of employment, (10) reimbursement of up to $10,000 for educational costs incurred within two years following termination, and (11) full vesting of any unvested amounts credited under the Executive Deferred Compensation Plan (except for deferred dividend equivalent amounts associated with options that remain unvested after the additional vesting under the plan). In addition, under the Executive Deferred Compensation Plan, the full range of payment options described above will be available.

Cash severance benefits would generally be paid in a lump sum within 30 days following termination of employment, although Edison International has the discretion to pay these amounts as substantially equal bi-weekly or monthly installment payments without interest generally over a one year period. The Edison International entity employing each Named Officer at the time of termination of employment would be responsible for making such payments under the plan. If there were a dispute concerning the amounts due under the plan, it would be settled by arbitration (including any disputes concerning the change-in-control severance benefits discussed below). Edison International would be responsible for paying each Named Officer’s arbitration fees and expenses (including counsel fees), unless it were determined that the Named Officer did not initiate the arbitration in good faith or breached the confidential information and non-solicitation restrictions described below.

The following table lists the Named Officers that are potentially eligible to receive Severance Plan benefits, and the estimated amounts that might become payable upon their involuntary termination without cause. The benefits in the table were calculated for a hypothetical severance date of December 31, 2006.

Name	Estimated Total Value of Cash Payments (Base Salary and Annual Bonus Amounts) ($)	Estimated Total Value of Health Coverage Continuation ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration* ($)	Maximum Value of Reimbursable Expenses (Including Education Expenses) ($)
John E. Bryson	3,660,000	15,104	562,680	—	31,500
Alan J. Fohrer	1,550,440	15,968	113,264	—	31,500
Thomas R. McDaniel	1,477,680	9,553	197,382	—	31,500
Theodore F. Craver, Jr.	1,466,640	13,164	179,964	—	31,500
John R. Fielder	950,360	9,008	77,924	—	31,500
Mahvash Yazdi	771,330	8,345	87,879	—	31,500
Thomas M. Noonan	616,770	15,104	65,253	—	31,500

*	All of the Named Officers were retirement-eligible as of December 31, 2006 and therefore would have been fully vested in all equity awards if they retired regardless of whether they were eligible to receive Severance Plan benefits.

Severance Benefits - Change in Control

The severance benefits described above would be enhanced if a Named Officer’s employment were terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of Edison International. Qualifying reasons are defined to include a termination of the Named

Officer’s employment by his or her employer for any reason other than cause or disability, the Named Officer’s termination of his or her own employment for a good reason, a breach of the Severance Plan by Edison International or any successor, or the failure or refusal of any successor to assume Edison International’s obligations under the Severance Plan.

As part of their enhanced severance benefits upon a qualifying termination in a change in control, all Named Officers would receive full vesting of their outstanding stock options, related dividend equivalents, and performance shares. Although performance shares and dividend equivalents would become fully vested, unless these awards were terminated under the circumstances described below, payment of these awards would remain subject to the satisfaction of the applicable performance or other conditions contained in the terms of the award. Named Officers would be entitled to exercise any vested stock options for a period of two or three years, as applicable based on the multiple described below. The Severance Plan provides for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any liquidation, sale of all or substantially all of the assets, or merger or reorganization that resulted in a change in control of Edison International where Edison International was not the surviving corporation. Following such a transaction, and regardless of whether a Named Officer’s employment were terminated, outstanding stock options and performance shares and related dividend equivalents would become fully vested. Performance shares and related dividend equivalents would be deemed earned at target levels, and would be paid out as soon as practicable following the transaction. Options would become immediately exercisable and might be cancelled without any value if not exercised in connection with the transaction.

For Messrs. Fielder and Noonan and Ms. Yazdi, the enhanced change-in-control severance benefits would be based on a “2x” multiple—twice the cash severance amount payable for involuntary termination absent a change in control (except that the prorated bonus for the year of termination would not be doubled), an extension of an additional year of eligibility for the benefits listed and corresponding increases in the amounts listed, and an additional year of age and service credit for purposes of the Executive Retirement Plan and Executive Deferred Compensation Plan.

For Messrs. Bryson, Craver, Fohrer and McDaniel, the enhanced change-in-control severance benefits would be based on a “3x” multiple—three times the cash severance amount payable for involuntary termination absent a change in control (except that the prorated bonus for the year of termination would not be trebled), an extension of two additional years of eligibility and corresponding increases in the amounts for the benefits listed (except that the maximum amount available for outplacement services would be $50,000 rather than $60,000), and two additional years of age and service credit for purposes of the Executive Retirement Plan and Executive Deferred Compensation Plan.

As part of each Named Officer’s enhanced change-in-control severance benefits, the Severance Plan provides that if, following a change in control of Edison International, excise taxes under Section 4999 of the Internal Revenue Code applied to payments made under the Severance Plan or other plans or agreements, the executive would be entitled to receive an additional payment (net of income, employment and excise taxes) to compensate the executive for any excise tax imposed.

The following table lists the estimated enhanced change-in-control severance benefits that might become payable to each Named Officer upon his or her qualifying termination in connection with a change in control. The benefits in the table were calculated for a hypothetical change-in-control severance date of December 31, 2006.

Name	Estimated Total Value of Cash Payments (Base Salary and Annual Bonus Amounts) ($)	Estimated Total Value of Health Coverage Continuation ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration ($)(1)	Maximum Value of Reimbursable Expenses (Including Education Expenses) ($)	Estimated Total Value of Excise Tax “Gross-Up” ($)(2)
John E. Bryson	8,540,000	45,312	1,688,041	—	84,500	—
Alan J. Fohrer	3,758,980	47,904	339,788	—	84,500	—
Thomas R. McDaniel	3,571,060	28,659	592,147	—	84,500	—
Theodore F. Craver, Jr.	3,544,380	39,492	539,895	—	84,500	—
John R. Fielder	2,313,920	18,016	155,849	—	63,000	—
Mahvash Yazdi	1,909,960	16,690	175,758	—	63,000	—
Thomas M. Noonan	1,527,240	30,208	116,186	—	63,000	—

(1)

All of the Named Officers were retirement eligible as of December 31, 2006 and therefore would have been fully vested in all equity awards if they retired regardless of whether they were eligible to receive Severance Plan benefits.

(2)

Severance benefits for a hypothetical severance as of December 31, 2006 would not have resulted in excise taxes for any Named Officer, given their incomes in the base years used for calculation of taxes under Section 4999 of the Internal Revenue Code.

Restrictive Covenants

In order to receive any severance benefits under the Severance Plan, each Named Officer would be required to agree to release Edison International and its affiliates from all claims arising out of the officer’s employment relationship and agree to confidentiality and non-solicitation restrictions. The confidentiality restrictions generally would prohibit each Named Officer from ever disclosing confidential information and trade secrets relating to Edison International and its affiliates. The non-solicitation restrictions would require each Named Officer to refrain from soliciting the Companies’ customers and the Companies’ employees who make over $25,000 annually for the benefit of any entity in competition with the business of Edison International and its affiliates. The non-solicitation restrictions would last for a period of two years following any termination of employment. The Companies have no present intention to waive any breach of the confidentiality or non-solicitation restrictions described above, and any waiver of a breach of these restrictions could only occur by the Companies’ execution of a signed agreement expressly waiving such breach.

Survivor Benefit Plan

The Survivor Benefit Plan provides beneficiaries of participating Named Officers with income continuation benefits in the event of a Named Officer’s death while employed. If a participating Named Officer died while employed, the after-tax benefit under the plan would be equal to two times the Named Officer’s cash compensation (annual salary rate plus average annual bonus percentage). The normal form of payment for benefits under the plan would be a monthly annuity for 120 months. However, beneficiaries might elect to receive actuarially equivalent payments over a five year period or in a lump sum. All benefits under the plan would be paid by the company employing the officer at the time of death.

The following table lists the Named Officers eligible for benefits under the Survivor Benefit Plan and the after-tax value of the amounts that would have become payable if they had died while employed on December 31, 2006. No benefits would be payable under the plan if a Named Officer died following termination of employment. The amounts listed below assume that all benefits would be paid in a lump-sum following death.

Name	Estimated Value of Payments if Death Occurred While Employed ($)
John E. Bryson	6,634,000
Thomas R. McDaniel	5,086,000
Theodore F. Craver, Jr.	2,906,000
John R. Fielder	1,670,000
Mahvash Yazdi	1,444,000
Thomas M. Noonan	1,126,000

Executive Supplemental Benefit Program

One Named Officer, Mr. Fohrer, elected to retain benefits under a prior supplemental benefit program. To compensate the Companies for the added cost of these benefits, his salary is reduced by $8,000 annually, he foregoes the additional 7.5% accrual in the Executive Retirement Plan, and he is not eligible for the Survivor Benefit Plan or the Executive Disability Plan. The supplemental benefits under the program he elected to retain include the following death benefits if he died prior to retirement: survivor income continuation benefit with an after-tax value equal to two times his base salary plus average bonus (average of the bonus percentages from the highest three years of the past five, applied to the final salary rate), doubled if the death were accidental (as of the end of 2006, the after-tax value of that benefit for non-accidental death would have been $2,908,000); and supplemental survivor income benefit of a life annuity for a surviving spouse (10 years only if the survivor were not the spouse) with an annual benefit equal to 25% of his base salary plus average bonus (as of the end of 2006, the annual benefit for the survivor would have been $363,500). If he died after retirement, the after-tax value of the survivor income continuation benefit would be half the pre-retirement death benefit, and the supplemental survivor income benefit would be an annuity in the same annual amount for 10 years only. With the consent of the CEO of Edison International, Mr. Fohrer may elect to forego the post-retirement supplemental survivor income benefit and instead receive a supplemental retirement income benefit in the annual amount of 10% of his base salary plus average bonus (as of the end of 2006, the annual benefit commencing at age 61 would have been $145,400; to the extent Mr. Fohrer elected to take this benefit before age 61, the benefit would be reduced by a prescribed amount). The program also includes a supplemental long-term disability benefit which would provide a supplement to the regular employee long-term disability payment with an annual value equal to the average bonus (if he had become disabled as of the end of 2006, the annual amount of this disability benefit would have been $486,075).

Deferred Compensation Plans

Upon a Named Officer’s retirement or other termination of employment, the Named Officer will generally receive a payout of any non-qualified deferred compensation balances under the Edison International Executive Deferred Compensation Plan, 1985 Deferred Compensation Plan, 1981A Deferred Compensation Plan or Affiliate Option Deferred Compensation Plan. Please see the “Non-qualified Deferred Compensation” table above and the related discussion of the various deferred compensation plans for a description of these deferred compensation balances and payment terms.

The Executive Deferred Compensation Plan has an additional survivor benefit feature. If a participant died while employed or retired and within ten years of initial eligibility to participate in the plan, the account balance would be doubled and the account paid out on the same schedule previously elected by the participant. Only one Named Officer, Ms. Yazdi, was eligible for this benefit as of December 31, 2006, as the other Named Officers had all been participants in the plan for more than ten years.

The 1985 Deferred Compensation Plan, in which only Mr. Bryson among the Named Officers has an account, also has a survivor benefit feature. If Mr. Bryson were to die while employed, his survivors would receive payout of his balance in the plan account, and would also receive an annual amount of $337,500 for ten years following his death. If Mr. Bryson dies after retirement, his surviving spouse will receive a life annuity (but an annuity for other survivors of five years only, if the spouse dies before five years of these survivor payments) consisting of monthly payments equal to half the regular account payment amount, commencing upon the later of the completion of payout from the regular account or the month following his death. The actuarially estimated present value of his post-retirement survivor benefit is $733,776.

SCE Retirement Plan and SCE Executive Retirement Plan

In connection with a Named Officer’s termination of employment, the Named Officer will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the SCE Executive Retirement Plan. In accordance with the terms of these plans, payments may be made in a lump sum immediately following termination of employment, in installments or in different forms of annuities. The “Pension Benefits” table and the related “Pension and Other Retirement Plans” section above describe these retirement payments and associated survivor benefits.

DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid during 2006 to the Directors of Edison International and SCE who are not also the Companies’ employees. The compensation paid to any Director who is also one of the Companies’ employees is presented above in the “Summary Compensation Table – Fiscal 2006” and the related explanatory tables. Such employee Directors are generally not entitled to receive additional compensation for their services as Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	Director Matching Gift Program(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
France A. Córdova	71,000	86,365	29,990	—	2,822	3,500	193,677
Charles B. Curtis	53,750	81,771	29,990	—	225	—	165,736
Bradford M. Freeman	91,000	89,924	29,990	—	5,879	10,000	226,793
Bruce Karatz(6)	77,000	87,166	29,990	—	5,146	—	199,302
Luis G. Nogales	93,625	89,649	29,990	—	12,090	—	225,354
Ronald L. Olson	65,000	89,649	29,990	—	18,993	10,000	213,632
James M. Rosser	67,000	86,792	29,990	—	50,167	10,000	233,949
Richard T. Schlosberg, III	100,000	89,924	29,990	—	6,010	10,000	235,924
Robert H. Smith	103,750	89,649	29,990	—	16,272	10,000	249,661
Thomas C. Sutton	93,000	89,649	29,990	—	20,260	10,000	242,899

(1)

The amounts reported for stock and option awards reflect the aggregate dollar amounts recognized with respect to these awards for financial statement reporting purposes for fiscal 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2006 Annual Report to Shareholders filed on Form 10-K and incorporated herein by reference.

(2)

As described below, the Companies granted each of the Companies’ non-employee Directors an award of (i) 2,000 shares of Edison International Common Stock or deferred stock units and (ii) 2,500 non-qualified stock options upon election or re-election to the Boards in April 2006, and additional deferred stock units were granted on each ex-dividend date for dividends on Edison International Common Stock in fiscal 2006, under the provision for “reinvestment” of dividend equivalents earned on the deferred stock units. Additional deferred stock units granted on the ex-dividend dates, March 29, June 28, September 27, and December 27, 2006 had values of $42.46, $39.32, $42.52 and $45.81 per share, respectively. Each share or deferred stock unit award granted April 27, 2006 had a value of $40.05 on the grant date. Each non-qualified option award had a value of $11.996 on the grant date. See footnote (1) above for the assumptions used to value these awards.

(3)

As of December 31, 2006, the following number of non-qualified stock options were outstanding and held by each non-employee Director. All options are fully vested. There were no unvested stock awards granted to non-employee Directors that were outstanding as of December 31, 2006.

Director	Number of Options Outstanding
France A. Córdova	6,000
Charles B. Curtis	2,500
Bradford M. Freeman	8,000
Bruce C. Karatz	8,000
Luis G. Nogales	8,000
Ronald L. Olson	8,000
James M. Rosser	0
Richard T. Schlosberg, III	8,000
Robert H. Smith	8,000
Thomas C. Sutton	8,000

(4)

Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Messrs. Nogales, Olson, Smith and Sutton and Dr. Rosser, changes from January 1, 2006 to December 31, 2006 in the present value of benefits under the Retirement Plan for Directors. Benefit accruals under that plan were frozen at the end of 1997, but the present value of the frozen benefits can change over time. Because Messrs. Nogales, Olson and Sutton in 2006 became one year closer to the age at which they will be eligible to receive benefits under this plan, the present value of their benefits increased by $11,374, $5,781 and $7,438, respectively. Interest on account balances under the Director Deferred Compensation Plan and 1985 Director Deferred Compensation Plan described below is credited at a rate equal to the average annual Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period.

(5)

Edison International has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Companies’ employees and all Directors on the Boards of Edison International and SCE. Edison International matches aggregate Director contributions of up to $10,000 per calendar year to qualified institutions. Edison International will match only up to $10,000 per calendar year of gifts made by an Edison International Director who is also an SCE Director.

(6)	Mr. Karatz resigned as a Director on November 13, 2006.

Annual Retainer and Meeting Fees

Compensation for Directors who were not also employees of Edison International or SCE during 2006 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. Directors were also offered the opportunity to receive all of their compensation (except stock options) on a deferred basis under the Companies’ Director Deferred Compensation Plan.

The following table sets forth the schedule of meeting fees and annual retainers for each non-employee Director in effect during 2006:

Type of Fee	Dollar Amount
Annual Board Retainer	$45,000
Additional Annual Retainer to Board Committee Chairs	$5,000 ($10,000 for Audit Committee Chair)
Additional Annual Retainer to each Director who serves as Lead Director of the non-employee and independent Director executive sessions	$7,500
Fee for each Board meeting and each Board Committee and Subcommittee meeting attended, including adjourned meetings, or for any other business meeting attended as a Director	$2,000

Non-employee Directors serve on both the Edison International Board and the SCE Board and on the same Committees and Subcommittees of each Board, except that Mr. Nogales serves as an alternate member of the Pricing Committee, which is only an SCE Board Committee. Non-employee Directors receive only one retainer and, if the meetings of the Boards or the same Committees and Subcommittees of each of the Companies are held concurrently or consecutively, they receive only one meeting fee. Additionally, if meetings of different Committees and Subcommittees of each of the Companies are held jointly, the non-employee Directors receive only one meeting fee. It is the usual practice of Edison International and SCE that meetings of the Edison International and SCE Boards are held together or consecutively and a single meeting fee is paid to each non-employee Director for each set of meetings. Edison International and SCE Committee and Subcommittee meetings are similarly managed.

All Directors are also reimbursed for out-of-pocket expenses they incur serving as Directors and are eligible to participate in the matching gift program described above under “Director Compensation” in footnote (5) to the table showing the 2006 compensation of non-employee Directors.

Annual Equity Awards

Under the Companies’ current Director compensation policy, non-employee Directors of Edison International and SCE are granted the following annual equity awards under the Edison International Equity Compensation Plan upon election or reelection to the Boards. Directors serving on both Boards receive only one award per year.

Upon initial election to the Boards:

•	2,000 Edison International deferred stock units, and

•	2,500 Edison International nonqualified stock options.

Upon reelection to the Boards:

•	2,000 shares of Edison International Common Stock or deferred stock units, and

•	2,500 Edison International nonqualified stock options.

To give Directors the ability to receive a portion of their equity award on a deferred basis, Directors have the opportunity to elect in advance to receive the stock/deferred stock unit portion of the reelection award entirely in Edison International Common Stock, entirely in deferred stock units or in any combination of the two. The deferred stock units are contractual rights to receive the value of one share of Edison International Common Stock that are credited to the Director’s deferred compensation plan account under the Director Deferred Compensation plan described below. The deferred stock units accrue dividend equivalents, if and when dividends are declared on Edison International Common Stock, that are converted to additional stock units under the plan. The deferred stock units cannot be voted or sold. The deferred stock units will be distributed in Edison International Common Stock in a lump sum upon the Director’s retirement from the Boards, unless a request to receive distribution in the form of installments over 5, 10, or 15 years was previously submitted and approved. Resignation or other termination of Board service prior to retirement will result in a lump sum payout of deferred stock units in Edison International Common Stock. Upon the Director’s death, any remaining deferred stock unit balance will be paid to the Director’s beneficiary in a lump sum in Edison International Common Stock. Deferred stock units may also be paid out in connection with a change in control of Edison International or SCE in certain circumstances.

Each Edison International nonqualified stock option awarded to Directors in 2006 may be exercised to purchase one share of Edison International Common Stock at an exercise price equal to $40.05, which was the fair market value of the underlying Common Stock on the grant date. For these purposes, and in accordance with the terms of the Edison International Equity Compensation Plan in effect on the grant date, fair market value was defined as the average of the highest and lowest sales prices for a share of Edison International Common Stock on the applicable grant date. The Director stock options were fully vested upon grant.

Director stock options have a normal (and maximum) term of ten years, although this term may be shortened if the Director’s service terminates. Unless exercised, director stock options will generally terminate 180 days after the date of the Director’s termination of service. However, the director stock options will continue to remain outstanding for their full normal term if the Director’s termination of service occurs after attaining age 65 or because of death or permanent and total disability.

If there were a change in control of Edison International and the Edison International Common Stock would not remain outstanding following the change in control, outstanding Director options would be terminated and “cashed-out” for their spread value existing at the time of the change in control. However, no cash-out and termination would occur if Edison International Common Stock remained outstanding following the change in control, or if the Director options were replaced with substantially equivalent options. In such a case, the Director options (or the replacement options) would remain outstanding following the change in control upon the same general terms and the Director would be entitled to exercise such options for a period of two years following any involuntary termination of service within a year of the change in control.

Each Director is entitled to receive separate cash dividend equivalent rights with respect to his or her stock options granted in 2006. Dividend equivalent rights entitle each Director to receive the dividends that would have been paid on the shares of Common Stock covered by the stock option award, but only during the first five years of the stock option award’s term. Dividend equivalents are credited to an account established on behalf of each Director and accumulate without interest. Dividend equivalents are paid in cash on or as soon as administratively practical after each June 1 of the years 2007 through 2011, subject to prior deferral elections and Edison International’s right to pay dividend equivalents in shares of Common Stock. No further dividend equivalents will accrue as to any corresponding Edison International stock option once such option is exercised, expires or otherwise terminates.

Each Director’s stock option award was granted under, and is subject to the terms of, the Edison International Equity Compensation Plan. The Edison International Board administers the Equity Compensation Plan as to Director awards, and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding stock options and dividend equivalents to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

The Director stock options and dividend equivalents are generally only transferable to a spouse, child or grandchild of the Director, entities established for their benefit, or to a beneficiary upon death.

Deferred Compensation Opportunities and Frozen Retirement Plan

Director Deferred Compensation Plan

Non-employee Directors of Edison International and SCE are eligible to defer up to 100% of their Board compensation (other than Director stock options) under the Edison International Director Deferred Compensation Plan. This includes the annual retainers, meeting fees, the deferred stock unit portion of the annual equity award and dividend equivalents on Edison International stock options described above. Any portion of a Director’s annual equity award that a Director defers by electing to receive deferred stock units is deferred under the plan pursuant to the terms of the deferred stock units described above. Amounts may be deferred until a specified date, retirement, death or discontinuance of service as a Director. Amounts deferred accrue interest until paid to the Director at the rate described above under “Director Compensation” in footnote (4) to the table showing the 2006 compensation of non-employee Directors. At the Director’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a Director. Directors may elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the plan, and deferred amounts may also be paid out in connection with a change in control of Edison International or SCE in certain circumstances. If a Director dies within ten years of his or her initial participation date in the plan, the amount of the Director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. All amounts payable under this plan are treated as obligations of Edison International.

1985 Director Deferred Compensation Plan

One SCE non-employee Director, Dr. Rosser, participated in the 1985 Director Deferred Compensation Plan, under which he deferred retainers and fees during the period 1985 to 1990. The crediting rate for that plan was originally set with reference to Moody’s AAA Seasoned Corporate Bond Yield average during the period. Commencing in 2004, the crediting rate and payment terms for Dr. Rosser’s account were amended under an agreement with Dr. Rosser to correspond to those in effect for the Director Deferred Compensation Plan, except that the provision for survivor benefits under this plan, similar to those described above under the 1985 Executive Deferred Compensation Plan, remains in effect.

Retirement Plan for Directors

Six non-employee Directors, Messrs. Nogales, Olson, Smith and Sutton, and Dr. Rosser, participate in the Retirement Plan for Directors. Each Director participating in this plan is generally entitled to an annual payment, commencing following the Director’s retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service. The annual benefit for each Director will be payable in quarterly installments for a number of years equal to the number of years of the Director’s service as a Director prior to 1998. No new Director after 1997 may participate in the plan, and years of service for benefit determination purposes under the plan were frozen at the end of 1997.

STOCK OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEE,

AND EXECUTIVE OFFICERS

The following table shows the number of shares of Edison International Common Stock beneficially owned as of January 31, 2007, except as otherwise indicated, by the respective Directors and Director nominee of Edison International and SCE, the Edison International and SCE Named Officers, and all Directors, the Director nominee, and Executive Officers of each of Edison International and SCE as a group. Under SEC rules, none of the persons included in the table beneficially owns any other equity securities of Edison International or SCE, or any subsidiary of either of them. The table includes shares that can be acquired through April 1, 2007, through the payment of deferred stock units and the exercise of stock options.

Name of Beneficial Owner	Deferred Stock Units(1)	Stock Options(2)	Shares of Common Stock(3)	Total Shares Beneficially Owned(4)	Percent of Class
Directors, Director nominee, and Executive Officers:
John E. Bryson(5)	0	1,950,508	432,709	2,383,217	*
Vanessa C.L. Chang	0	0	0	0	*
France A. Córdova	6,282	6,000	0	12,282	*
Charles B. Curtis(6)	2,039	2,500	920	5,459	*
Alan J. Fohrer(5)	0	255,195	61,291	316,486	*
Bradford M. Freeman	9,569	8,000	50,000	67,569	*
Luis G. Nogales	9,316	8,000	4,951	22,266	*
Ronald L. Olson	9,316	8,000	30,351	47,666	*
James M. Rosser	6,181	0	10,100	16,281	*
Richard T. Schlosberg, III	9,569	8,000	5,000	22,569	*
Robert H. Smith	9,316	8,000	9,900	27,216	*
Thomas C. Sutton	9,316	8,000	34,154	51,469	*
Additional Executive Officers:
Thomas R. McDaniel(5)	0	608,492	128,963	737,455	*
Theodore F. Craver, Jr.(5)	0	605,447	143,206	748,653	*
John R. Fielder(5)	0	173,474	30,727	204,201	*
Mahvash Yazdi(5)	0	155,611	30,225	185,836	*
Thomas M. Noonan(5)	0	30,303	1,808	32,111	*
All Directors and Executive Officers of Edison International as a group (17 individuals)	70,903	3,878,720	981,292	4,930,915	1.51%
All Directors and Executive Officers of SCE as a group (24 individuals)	70,903	3,178,795	824,265	4,073,963	1.25%

*	The number of shares shown for each individual constitutes less than 1% of the outstanding shares of Edison International Common Stock, as computed under SEC rules.

(1)

Includes deferred stock units granted to the non-employee Directors that are payable in an equal number of shares of Edison International Common Stock upon the holder’s death, retirement, or resignation.

(2)	Includes shares which can be acquired or paid on an accelerated basis due to retirement, death, disability, resignation, or involuntary termination of employment without cause.

(3)

Includes (i) shares held directly by the individual and/or in the name of a spouse, (ii) 401(k) Plan shares for which instructions not received from any plan participant may be voted by the Edison International stock fund investment manager as it chooses, and (iii) shares held in family trusts, 401(k) plans, and foundations that may not be deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934. Except as follows, each individual has sole voting and investment power:

Shared voting and sole investment power:

Mr. Bryson – 25,651; Mr. Olson – 10,000; Dr. Rosser – 10,100; Mr. Smith – 7,900; Mr. McDaniel – 9,937; Mr. Fielder – 13,257; all Edison International Directors, the Director nominee, and Executive Officers as a group – 80,380; and all SCE Directors, the Director nominee, and Executive Officers as a group – 76,129.

Shared voting and shared investment power:

Mr. Bryson – 251,141; Mr. Fohrer – 61,291; Mr. Olson – 20,350 (includes 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934); Mr. Smith – 2,000; Mr. Sutton – 34,153; Mr. Craver – 143,206; Mr. McDaniel – 119,026; Mr. Fielder – 17,470; Mr. Noonan –1,808; Ms. Yazdi – 30,225; all Edison International Directors, the Director nominee, and Executive Officers as a group – 677,750; and all SCE Directors, the Director nominee, and Executive Officers as a group – 466,744 (group numbers include 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934).

(4)	Includes shares listed in three columns to the left.

(5)

Mr. Bryson is a Director and Named Officer for both Edison International and SCE. Mr. Fohrer is a Director of SCE only, but a Named Officer for both Edison International and SCE. Messrs. Craver and McDaniel are Named Officers for Edison International only. Mr. Fielder is a Named Officer for both Edison International and SCE. Mr. Noonan and Ms. Yazdi are Named Officers for SCE only.

(6)	Mr. Curtis’ ownership is shown as of March 7, 2007.

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

The following are the only shareholders known by Edison International or SCE to beneficially own more than 5% of any class of either Company’s voting securities as of January 31, 2007, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Edison International Common Stock	State Street Bank and Trust Company 225 Franklin Street Boston, Massachusetts 02110	34,494,888	(1)	10.6%
Edison International Common Stock	Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	22,623,738	(2)	6.93%
SCE Common Stock	Edison International 2244 Walnut Grove Avenue Rosemead, California 91770	434,888,104	(3)	100%

(1)

This information is based on a Schedule 13G, dated February 12, 2007, filed with the SEC. Acting in various fiduciary capacities, State Street reports that it has sole voting power over 11,043,562 shares, shared voting power over 23,451,326 shares and shared investment power over 34,494,888 shares, but disclaims beneficial ownership. As of January 31, 2007, 23,430,490 shares, or 7.2% of the class, were held by State Street Bank and Trust Company as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received may be voted by the Edison International stock fund investment manager as it chooses.

(2)

This information is based on a Schedule 13G, dated January 9, 2007, filed with the SEC. Barclays Global Investors, N.A., reports that it beneficially owns 17,213,036 shares, or 5.28% of the class, and that it has sole voting power over 14,378,097 shares and sole investment power over 17,213,036 shares. The remaining 5,410,702 shares, or 1.65% of the class, are owned by other members of the Barclays group as reported on the Schedule 13G. The Barclays shares reported on the Schedule 13G are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)

Edison International became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. Edison International has sole voting and investment power over these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Director Mr. Olson is a Senior Partner of the law firm of Munger, Tolles and Olson, which provided legal services to Edison International, SCE, and/or their subsidiaries in 2006. Such services are expected to continue to be provided in the future. The amount paid to Munger, Tolles and Olson for legal services during 2006 was $5,734,372.

Edison International and SCE believe that the transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

The Charters of the Nominating/Corporate Governance Committees of the Edison International and SCE Boards of Directors provide that the Committees will review at least annually, and periodically as needed, any related party transactions which are required to be disclosed in this Joint Proxy Statement.

AUDIT COMMITTEES’ REPORT(1)

The Edison International and SCE Audit Committees have certain duties and powers as described in their charters. In 2006, the Committees developed updated charters which were approved by the Boards effective November 7, 2006. The Committees’ Charters are posted on Edison International’s Internet website at www.edisoninvestor.com under “Corporate Governance.” The Audit Committees are currently composed of the five non-employee Directors named at the end of this report each of whom is independent as defined by the New York Stock Exchange listing standards.

Management is responsible for the Companies’ internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Companies’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committees monitor and oversee these processes. The Committees’ members are not accountants or auditors by profession and, therefore, have relied on certain representations from management and the independent registered public accounting firm about the carrying out of their respective responsibilities.

In connection with the December 31, 2006, financial statements, the Audit Committees:

•	reviewed and discussed the audited financial statements with the Companies’ management;

•

discussed with PricewaterhouseCoopers LLP, the Companies’ independent registered public accounting firm, the matters required by the statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board, and discussed with PricewaterhouseCoopers LLP its independence from the Companies.

Based upon these reviews and discussions, the Edison International and SCE Audit Committees recommended to their respective Boards of Directors that the audited financial statements be included in the Edison International and SCE 2006 Annual Reports on Form 10-K to be filed with the SEC.

Audit Committees of the Edison International and SCE Boards of Directors
Thomas C. Sutton (Chair)	Bradford M. Freeman
Luis G. Nogales	Richard T. Schlosberg, III
Robert H. Smith

(1)

SEC filings sometimes “incorporate information by reference.” This means that the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless Edison International or SCE specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Edison International (consolidated total including Edison International and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2006 and December 31, 2005, by PricewaterhouseCoopers LLP:

	Edison International and Subsidiaries ($000)		SCE ($000)
	2006	2005	2006	2005

Audit Fees	$7,902	$7,761	$3,933	$3,205

Audit-Related Fees(1)	50	205	44	161

Tax Fees(2)	3,539	3,589	1,929	1,850

All Other Fees	—	—	—	—

Totals	$11,491	$11,555	$5,906	$5,216

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

(2)

These aggregate fee amounts are composed of tax compliance fees and other tax fees. The nature of the services comprising the tax compliance fees was to support compliance with federal, state and foreign tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases. Tax compliance fees for Edison International and its subsidiaries were $1,875,000 in 2006 and $1,724,000 in 2005. Tax compliance fees for SCE were $1,139,000 in 2006 and $1,052,000 in 2005. Other tax fees for Edison International and its subsidiaries, including other technical advice, were $1,664,000 in 2006 and $1,865,000 in 2005. Other tax fees for SCE were $790,000 in 2006 and $798,000 in 2005.

The Edison International and SCE Audit Committees are required to review with management and pre-approve all audit services to be performed by the independent registered public accounting firm and all non-audit services that are not prohibited and that require pre-approval under the Securities Exchange Act. The Committees’ pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the respective Committees at their next meeting. The independent registered public accounting firm must assure that all audit and non-audit services provided to the Companies have been approved by the Audit Committees.

During the fiscal year ended December 31, 2006, all services performed by the independent registered public accounting firm were pre-approved by the Edison International and SCE Audit Committees, irrespective of whether the services required pre-approval under the Securities Exchange Act.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2 on Proxy Card

The Edison International and SCE Board Audit Committees have selected PricewaterhouseCoopers LLP as the Companies’ independent registered public accounting firm for calendar year 2007. PricewaterhouseCoopers is an international accounting firm which provides leadership in public utility accounting matters.

Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

Edison International and SCE are not required to submit these appointments to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either Edison International or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

YOUR BOARDS OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

TO BE VOTED ON BY

EDISON INTERNATIONAL SHAREHOLDERS ONLY

MANAGEMENT PROPOSAL TO APPROVE EDISON INTERNATIONAL 2007

PERFORMANCE INCENTIVE PLAN

Item 3 on Edison International Proxy Card

General

At the Annual Meeting, Edison International shareholders will be asked to approve the Edison International 2007 Performance Incentive Plan (the “2007 Plan”), which was adopted, subject to shareholder approval, by Edison International’s Board of Directors on January 19, 2007.

As described in more detail in the “Compensation Discussion and Analysis” section above, the Companies’ policy is that long-term compensation opportunities for the Named Officers, other executive officers, and other management employees should be directly linked to the value provided to Edison International shareholders. In recent years, the Companies’ practice has been to grant long-term compensation opportunities to these individuals in the form of equity instruments that are payable in, or valued by reference to, Edison International’s Common Stock. The Companies believe these long-term equity incentive awards align the Companies’ key employees’ long-term interests with shareholders’ long-term interests, and help motivate performance and attract and retain executives.

Edison International currently maintains two active equity compensation plans, the Edison International Equity Compensation Plan (the “ECP”) and the Edison International 2000 Equity Plan (the “2000 Plan”) (together with the ECP, these plans are referred to as the “Prior Plans” in this proposal). Edison International’s Board of Directors approved the 2007 Plan based largely upon the pending expiration of the Prior Plans on December 31, 2007.

As of March 6, 2007, a total of 15,430,941 shares of Edison International’s Common Stock were subject to outstanding awards granted under the Prior Plans, including 14,758,007 shares subject to stock option grants, 525,020 shares subject to the stock-settled portion of performance share grants (assuming a payout at two times the target number of shares subject to the performance share awards), 77,011 shares subject to time-based restricted stock unit grants payable in stock, subject to required tax withholding, and 70,903 shares subject to deferred stock units granted to Directors and payable in stock. These outstanding awards as of March 6, 2007 include the following long-term incentive awards granted to date in 2007: stock options covering a total of 1,709,849 shares of Edison International Common Stock, 131,446 shares subject to the stock-settled portion of performance share grants (assuming a maximum payout of two times the target number of shares subject to the performance share awards), and 77,011 shares subject to time-based restricted stock unit grants payable in stock, subject to required tax withholding. The awards outstanding under the Prior Plan generally may not be transferred to third parties for value and, of the outstanding awards, options covering approximately 11,042,091 shares (options granted in 1998, some options granted in 1999 and options granted in 2003 and in succeeding years) include separate awards of cash dividend equivalent rights, and all of the outstanding performance shares, restricted stock unit awards and Director deferred stock unit awards carry dividend equivalent rights.

As of March 6, 2007, a total of 14,839,836 shares of Edison International’s Common Stock were available for new award grants under the Prior Plans. The Companies have, however, completed their regular annual grant of equity-based awards to certain executives and employees for 2007. The shares subject to these awards are included in the outstanding award information presented above as of March 6, 2007. No material new grant will be made under the Prior Plans prior to the Annual Meeting. In addition, if shareholders approve the 2007 Plan, no new awards will be granted under the Prior Plans after the Annual Meeting.

If approved by shareholders, 8,500,000 shares of Edison International’s Common Stock will be available for award grants under the 2007 Plan. The shares that would then otherwise be available for new award grants under the Prior Plans will not be available for additional grants or otherwise increase the share limit under the 2007 Plan. However, if shareholders approve the 2007 Plan, any shares of Common Stock subject to outstanding awards under the Prior Plans that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2007 Plan.

If Edison International shareholders do not approve the 2007 Plan, Edison International will continue to have the authority to grant awards under the Prior Plans until the expiration of those plans on December 31, 2007. Neither the expiration of the Prior Plans, nor the early termination of the Prior Plans if shareholders approve the 2007 Plan, will affect awards then outstanding under those plans.

Summary Description of the 2007 Performance Incentive Plan

The principal terms of the 2007 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2007 Plan, which appears as Exhibit A to this Joint Proxy Statement.

Purpose. The purpose of the 2007 Plan is to promote the operational performance of Edison International and its affiliates by providing selected participants a financial incentive which reinforces and recognizes long-term corporate, organizational, and individual performance and accomplishments. The 2007 Plan is further intended to promote the interests of Edison International and its shareholders by providing an additional means through the grant of awards to attract and retain selected participants and, through stock or stock-based awards, to help further align their interests with those of Edison International’s shareholders.

Administration. Edison International’s Board of Directors or one or more committees appointed by the Board of Directors will administer the 2007 Plan. Edison International’s Board of Directors has delegated general administrative authority for the 2007 Plan to its Compensation and Executive Personnel Committee. Except as limited by law, a committee may delegate some or all of its authority with respect to the 2007 Plan to a subcommittee of directors on the committee. However, any award grant to a non-employee member of the Edison International Board of Directors will require the approval of that Board of Directors. (The appropriate acting body is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2007 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and the vesting terms (if any);

•	to cancel, modify, or waive Edison International’s rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding awards, subject to any required consents;

•

subject to certain minimum vesting requirements and maximum term provisions set forth in the 2007 Plan, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2007 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•

to allow the purchase price of an award or shares of Edison International’s Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or stock appreciation right award under the 2007 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Eligibility. Persons eligible to receive awards under the 2007 Plan include officers, employees of Edison International or any of its subsidiaries, and non-employee members of the Edison International and SCE Boards of Directors. Currently, approximately 190 officers and employees of Edison International and its subsidiaries (including all of the Executive Officers of Edison International and SCE), and each of Edison International’s and SCE’s nine non-employee Directors would be considered eligible under the 2007 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of Edison International’s Common Stock that may be issued or delivered pursuant to awards under the 2007 Plan equals the sum of: (1) 8,500,000 shares, plus (2) the number of any shares subject to awards granted under the Prior Plans and outstanding on the date of shareholder approval of the 2007 Plan which expire or for any reason are cancelled or terminated after that date without being exercised or shares being delivered (including shares that become available because outstanding awards are settled in cash, but not any shares exchanged or withheld or deemed exchanged or withheld as full or partial payment for any award or for withholding taxes thereon). As of March 6, 2007, approximately 15,430,941 shares were subject to awards outstanding under the Prior Plans. If shareholders approve the 2007 Plan, no additional awards will be granted under the Prior Plans after the Annual Meeting.

The following additional limits are in the 2007 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 8,500,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 500,000 shares.

•

The maximum number of shares that may be delivered pursuant to awards granted under the plan, other than those described in the next sentence, is 2,250,000 shares. This limit does not apply to the following: (1) shares delivered pursuant to option grants, and (2) shares delivered pursuant to stock appreciation right grants. Awards that are subject to this limit are referred to as “full-value awards.”

•

The maximum number of shares that may be delivered pursuant to awards granted during any calendar year to non-employee directors under the plan is 140,000 shares. This limit does not apply, however, to shares delivered for compensation earned but deferred.

•

“Performance-Based Awards” under Section 5.2 of the 2007 Plan are subject to the following additional limits: (1) the maximum number of shares that may be delivered pursuant to any such awards granted to any one participant in any one calendar year (other than stock options and stock appreciation rights which are subject to the separate limit referred to above) is 500,000 shares, and (2) any such awards payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $10,000,000.

Except as otherwise described below, to the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2007 Plan. In the event that shares are delivered for a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2007 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise relates shall be counted against the applicable share limits, as opposed to only counting the shares actually delivered. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent awards under the 2007 Plan. Shares that are exchanged by a participant or deemed withheld to pay the exercise price of an award granted under the 2007 Plan, as well as any shares exchanged or deemed withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2007 Plan. In addition, the 2007 Plan provides that shares issued for awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for delivery under the 2007 Plan. Edison International may not increase the applicable share limits of the 2007 Plan by purchasing or repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

The share requirements of the 2007 Plan may be met through authorized and unissued shares of Edison International Common Stock or previously issued shares purchased on the open market.

Types of Awards. The awards that may be granted under the 2007 Plan include, without limitation, stock options, stock appreciation rights, restricted stock, performance stock, stock units, stock bonuses, and other forms of awards granted or denominated in Edison International’s Common Stock or units of Edison International’s Common Stock, or similar rights to purchase or acquire shares of Edison International Common Stock, as well as cash bonus awards. The 2007 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of Edison International’s Common Stock at a future date at a specified price per share (the “exercise price”). The exercise price of an option may not be less than the fair market value of a share of Edison International’s Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the 2007 Plan. Incentive stock options may only be granted to employees of Edison International or one of its subsidiaries.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of Edison International’s Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and may not be less than the fair market value of a share of Edison International’s Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2007 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of Edison International on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following, from continuing operations or otherwise: cost recovery from rates, operating revenue, net income from operations, net income, credit ratings, general and administrative costs, earnings (before or after interest, taxes, depreciation and/or amortization), growth in earnings, earnings per share, net present value, growth in net present value, return on equity, return on capital, economic value added, cash flow, asset sale revenue, sales revenue, capital investment, debt level, market capitalization, shareholder return, debt service, installation rates (e.g., electric meters), response time, infrastructure replacement rates, safety incident rates, availability factors (plants and energy projects), forced outage rates (plants and energy projects), match of power supply to demand, reliability (of power supplied to customers), customer satisfaction rates, environmental performance rates, energy efficiency savings, emissions rates, productivity rates, process efficiency rates, workforce diversity, position vacancy rates, claim resolution rates, regulatory approval percentages, training completion rates, number of renewables projects, megawatts from renewables, percentage of megawatts from renewables, litigation results, and adherence to schedules for stream generator replacement, new peaker installation, permitting and construction, regulatory filing, debt restructuring, distribution system refurbishment and expansion, and advanced metering implementation, or any combination thereof. The performance measurement period for an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, or other extraordinary events not foreseen when the targets were set unless the Administrator provides otherwise when establishing the targets.

Performance-Based Awards may be paid in stock or cash (subject to the limits described above under “Authorized Shares; Limits on Awards”). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance targets have been satisfied. The Administrator has discretion to determine the performance targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Assumption and Termination of Awards. Generally, and subject to limited exceptions set forth in the 2007 Plan, if Edison International dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2007 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions for awards granted under the 2007 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Subject to certain exceptions contained in the 2007 Plan, awards under the 2007 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares deliverable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2007 Plan, are not made for value.

Minimum Vesting Requirements. Subject to certain exceptions referred to below, each full-value award granted under the 2007 Plan that is payable in shares of Edison International Common Stock will be subject to the following minimum vesting requirements:

•	if the award includes a performance-based vesting condition, the award will not vest earlier than the first anniversary of the date of grant of the award; and

•

if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in substantially equal periodic installments over the three-year period immediately following the date of grant of the award.

A limited number of awards may be granted with shorter vesting schedules (or no vesting schedule) and vesting may be accelerated in certain circumstances, all as described in more detail in Section 5.8 of the 2007 Plan.

Adjustments. As is customary in incentive plans of this nature, each share limit, the number and kind of shares available, any outstanding awards, the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events in respect of the shares outstanding, and extraordinary dividends or distributions to the shareholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the Prior Plans if shareholders approve the 2007 Plan, the 2007 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to Edison International’s Common Stock, under any other plan or authority.

Termination of or Changes to the 2007 Plan. The Board of Directors may amend or terminate the 2007 Plan at any time and in any manner. An amendment of the 2007 Plan will be subject to approval by Edison International’s shareholders if (a) shareholder approval of the amendment is required by applicable law or required under Sections 162, 422 or 424 of the Internal Revenue Code to preserve the intended tax consequences of the plan, (b) the amendment constitutes a material modification of the 2007 Plan (within the meaning of applicable listing rules) or shareholder approval of the amendment is otherwise required under applicable listing rules, (c) the amendment affects the plan’s “no repricing” provisions or (d) shareholder approval of the amendment is otherwise deemed necessary or advisable by the Edison International Board of Directors. Without limiting the generality of the foregoing, the following amendments shall be deemed to constitute “material modifications” of the plan that will require shareholder approval: any increase in the benefit or share limits set forth in the plan (other than as a result of an adjustment in the circumstances referred to under “Adjustments” above), any modification of the eligibility requirements set forth in the plan, or any amendment to the minimum vesting requirements set forth in the plan.

Federal Income Tax Consequences of Awards under the 2007 Plan

The U.S. federal income tax consequences of the 2007 Plan under federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2007 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Companies are generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Companies are generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the federal alternative minimum tax.

The federal income tax consequences of other awards authorized under the 2007 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Companies will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2007 Plan in connection with a “change in control” (as this term is used under the Internal Revenue Code), the Companies may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) may not be permitted to be deducted by the Companies in certain circumstances.

Specific Benefits under the 2007 Performance Incentive Plan

Cash Incentive Bonuses

Edison International’s Compensation and Executive Personnel Committee has approved certain executives’ annual bonus opportunities with respect to fiscal 2007. Each of those bonus opportunities has been structured as a Performance-Based Award payable in cash under a 2007 Executive Bonus Program adopted under the 2007 Plan so that the Companies’ tax deductions for any bonus that becomes payable pursuant to that arrangement will not be subject to the limitations of Section 162(m). Each Performance-Based Award is, however, subject to shareholder approval of the 2007 Plan, and will not become payable unless shareholder approval of the 2007 Plan is obtained.

Pursuant to the 2007 Executive Bonus Program, a bonus pool having a maximum value equal to 1.5% of Edison International’s consolidated earnings from continuing operations during Edison International’s 2007 fiscal year will, if shareholders approve the 2007 Plan, be made available for awards to certain Edison International and SCE Executive Officers. The following Edison International and SCE Executive Officers were each granted Performance-Based Awards having a maximum value equal to a fixed percentage of the value of the bonus pool (if any).

Name and Position	Bonus Pool Percentage
John E. Bryson, Chairman of the Board, President and CEO of Edison International and Chairman of the Board of SCE	36%
Theodore F. Craver, Jr., CEO of Edison Mission Group	12%
Alan J. Fohrer, CEO of SCE	12%
Thomas R. McDaniel, Executive Vice President, CFO and Treasurer of Edison International	12%
J.A. Bouknight, Jr., Executive Vice President and General Counsel of Edison International	12%
John R. Fielder, President of SCE	8%
Polly L. Gault, Executive Vice President of Edison International and SCE	8%
Total for Executive Group	100%

Notwithstanding the bonus pool percentages listed in the table above, the Edison International Compensation and Executive Personnel Committee retains the discretion to reduce the actual amount payable to any of these officers. The Committee may exercise this discretion on any basis it deems appropriate (for example, based on its assessment of the Companies’ performance relative to operating or strategic goals and/or each officer’s individual performance). If the Committee exercises its discretion to reduce the amount of any officer’s bonus payment under the program, it may not allocate the amount of the reduced bonus to any other participant in the program.

Stock-Based Awards

Edison International has not approved any stock-based awards that are conditioned upon shareholder approval of the 2007 Plan. Edison International is not currently considering any specific award grants under the 2007 Plan except for (1) the Performance-Based Awards described above, and (2) grants to non-employee directors who are elected or re-elected to office at the Annual Meeting, who will receive awards in connection with the Annual Meeting consistent with the grants described under the “Director Compensation – Annual Equity Awards” section above. If shareholders approve the 2007 Plan, these non-employee director grants will be awarded under the 2007 Plan; otherwise, they will be awarded under the ECP. If the 2007 Plan had been in existence in fiscal 2006, Edison International expects that its stock-based award grants made in fiscal 2006 would not have been substantially different from those actually made in that year under the Prior Plans. For information regarding stock-based awards granted to Edison International’s and SCE’s Named Officers during fiscal 2006, see “Grants of Plan-Based Awards in Fiscal 2006” above.

The closing market price for a share of Edison International’s Common Stock as of March 6, 2007 was $48.37 per share.

Equity Compensation Plan Information

Edison International currently maintains two equity compensation plans: the ECP and the 2000 Plan. The ECP was approved by Edison International shareholders. Shareholder approval of the 2000 Plan was not required or obtained. Shareholders are also being asked to approve a new equity compensation plan, the 2007 Plan, as described above.

The following table sets forth, for each of Edison International’s equity compensation plans, the number of shares of Edison International Common Stock subject to outstanding options, warrants and rights to acquire such stock, the weighted-average exercise price of those outstanding options, warrants and rights, and the number of shares remaining available for future award grants as of December 31, 2006.

Plan category	Number of shares of Edison International Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of shares of Edison International Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)(1)
Equity compensation plans approved by shareholders	12,995,554	(2)	$26.96	6,936,217	(3)
Equity compensation plans not approved by shareholders	1,116,143		$18.91	6,150,552	(4)
Total	14,111,697		$26.33	13,086,769

(1)

As of March 6, 2007, a total of 14,839,836 shares of Edison International’s Common Stock were available for new award grants under the Prior Plans. The Companies have completed their regular annual grant of equity-based awards to certain executives and employees for 2007. No material new grant will be made under the Prior Plans prior to the Annual Meeting. In addition, if shareholders approve the 2007 Plan, no new awards will be granted under the Prior Plans after the Annual Meeting.

(2)

This number represents shares that could be issued upon exercise of non-qualified stock options. A maximum of 590,363 additional shares could be delivered for performance shares granted in 2005 and 2006, depending on performance, and another 70,903 shares could be delivered for deferred stock units issued to Directors from 1998 through 2006.

(3)

These shares were available for award grant purposes under the ECP. The long-term incentives granted to date in 2007 cover 1,918,306 shares that are otherwise reported as having been available as of December 31, 2006. No material new grant will be made under the ECP prior to the Annual Meeting. No new awards will be granted under the ECP after the Annual Meeting if shareholders approve the 2007 Plan. If shareholders do not approve the 2007 Plan, the authority to grant new awards under the ECP will terminate on December 31, 2007. This table does not reflect the 8,500,000 additional shares that will be available under the 2007 Plan if shareholders approve the 2007 Plan.

(4)

These shares were available for award grant purposes under the 2000 Plan. No new grants will be made under the 2000 Plan prior to the Annual Meeting. No new awards will be granted under the 2000 Plan after the Annual Meeting if shareholders approve the 2007 Plan. If shareholders do not approve the 2007 Plan, the authority to grant new awards under the 2000 Plan will terminate on December 31, 2007.

The 2000 Plan is a broad-based stock option plan that did not require shareholder approval. It was adopted in May 2000 by Edison International with an authorization of 10 million shares. The Compensation and Executive Personnel Committee of the Board of Directors of Edison International is the plan administrator. Edison International nonqualified stock options may be granted to employees of various Edison International companies. The exercise price may not be less than the fair market value of a share of Edison International Common Stock on the date of grant and the stock options may not be exercised more than 10 years after the date of grant. Few shares have been issued under this plan since 2002, as company policy from 2003 through 2006 was that only hiring grants to new employees were issued under this plan, and regular on-going grants were made from the shareholder-approved ECP. No awards will be made in 2007 under the 2000 Plan if shareholders approve the 2007 Plan. The administrator establishes the terms and conditions of the option awards including vesting, option term, transferability, payment deferral, employment termination provisions, and adjustment provisions relative to stock splits, reorganizations and other corporate transactions.

Vote Required for Approval of the 2007 Performance Incentive Plan

All members of the Edison International and SCE Boards of Directors are eligible for awards under the 2007 Plan and thus have a personal interest in the approval of the 2007 Plan.

Approval of the 2007 Plan requires the affirmative vote of a majority of the Edison International votes cast on the proposal and the affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes have the effect described above under the heading “Questions and Answers on Voting, Proxies and Attendance, Q: What vote is required to adopt the proposals at the meeting?”

The Edison International Board of Directors believes that the adoption of the 2007 Plan will promote the interests of Edison International and its shareholders and will help Edison International and its subsidiaries continue to be able to attract, retain and reward people important to the Companies’ success.

FOR THE FOREGOING REASONS, THE EDISON INTERNATIONAL BOARD OF

DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

TO BE VOTED ON BY

EDISON INTERNATIONAL SHAREHOLDERS ONLY

SHAREHOLDER PROPOSAL ON

"PERFORMANCE-BASED STOCK OPTIONS"

Item 4 on Edison International Proxy Card

A shareholder of Edison International has given notice of his intention to present the following proposal for action at the Annual Meeting. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act, Edison International will provide the number of Edison International securities held by the Proponent of this shareholder proposal promptly upon receipt of an oral or written request; his name and address follows: John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278. The following text and information was provided by the Proponent of the shareholder proposal and has not been endorsed or verified by Edison International. The Edison International Board of Directors response to the shareholder proposal appears below under “Recommendation of Your Board of Directors ‘Against’ Item 4.”

4  Performance Based Stock Options

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts consistent with this proposal.

As a long-term shareholder, I support pay policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value.

Warren Buffett criticized standard stock options as “a royalty on the passage of time” and favors indexed options. In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

It is also important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•    We had no Independent Chairman and perhaps not the best qualified Lead Director in Mr. Smith with his 18-years Edison director tenure  Independence concern.

•    And Mr. Smith wields more power by chairing our Compensation Committee.

•    Two of our directors served on 4 or 5 boards each  Over-commitment concern.

•    And our directors can still be re-elected with one yes-vote from our 325 million shares under our obsolete plurality voting.

•    Cumulative voting was not allowed.

•    Three directors had 16 to 18 years tenure each  Independence concern.

•    Two directors served on Boards rated “D” by The Corporate Library

http://www.thecorporatelibrary.com/, an independent investment research firm:

1) Mr. Bryson	Boeing (BA)	D-rated
2) Mr. Karatz,	Honeywell (HON)	D-rated
	KB Home (KBH)	D-rated

•    Our company has had a mixed record in responding to our majority votes. For instance a 2005 shareholder proposal to subject golden parachutes to a shareholder vote won our 58%-support at our 2005 annual meeting and our management has not adopted this proposal. However, the Edison poison pill expired in November 2006 in response to our 62% support for a shareholder proposal on this topic.

The above status reinforces the reason to take one step forward now and vote yes for:

Performance Based Stock Options

Yes on 4

RECOMMENDATION OF YOUR BOARD OF DIRECTORS “AGAINST”

ITEM 4

THE EDISON INTERNATIONAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL (Item 4 on your proxy card). The Board has considered this proposal and believes that it is unnecessary because our executive compensation program is already performance-based and strongly aligned with shareholder value. Furthermore, the proposal is not in our shareholders’ best interests because its definition of “performance-based” would be overly restrictive.

It is already our policy that long-term equity incentive compensation should be directly linked to the value provided to shareholders. All of our executive officers’ long-term equity incentive compensation is awarded in the form of performance shares and stock options. Performance share payouts are directly tied to Edison International’s total shareholder return compared to our peer competitors. The Board considers stock options to be performance-based. Stock options provide economic benefit only to the extent our stock price increases from the date of grant of the option. A stock price decline, such as we experienced during the California energy crisis, results in the stock options having no value.

In addition, an executive officer’s annual bonus, which represents a significant portion of the executive’s total compensation, is based on an evaluation of various measures of Edison International’s performance and the performance of the executive officer. As evidence of the actual performance-based nature of our annual bonus program, executive officers received no annual bonuses in 2001 during the height of the California energy crisis. Conversely, executive bonuses have been paid each year since 2001 in large part because of the successful results and positive shareholder return achieved over that period of time. Therefore, the Board believes that annual bonuses are performance-based and encourage executives to focus on the short-term and long-term performance of the Company.

The best indicator of the success of our program in aligning executives’ interests with those of our shareholders is the record. Edison International’s cumulative total shareholder return has exceeded the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Electricity Index for the last five years, and substantially exceeded both indices for the last four years. (Please see the Five-Year Stock Performance Graph in the Edison International 2006 Annual Report to Shareholders that accompanies this proxy statement.)

The shareholder proposal adopts an extremely narrow definition of what would qualify as performance-based compensation. The sole measure of performance in the proposal is stock price. Not even our current performance share grants would qualify as performance-based under the definition adopted by the proposal. The Board does not believe that stock price alone should be the sole measure of performance. In addition to stock options, we prefer to use awards such as our current performance shares that depend on total shareholder return, which factors in dividends, and on long-term performance compared to our peer companies. Stock price may be affected by extraneous factors unrelated to executive performance. In addition, as a sole performance measure, it carries the risk of incentivizing actions that may produce a short-term stock price increase but jeopardize long-term shareholder value.

Further, executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments and the competitive compensation practices of our peer competitors. The Board believes that the Edison International Compensation and Executive Personnel Committee, which is comprised solely of directors who are “independent” as defined by the New York Stock Exchange listing standards, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders and the needs of our business. As the shareholder proposal adopts an extremely narrow definition of what would qualify as performance-based compensation, if adopted, the shareholder proposal would limit the Committee’s ability to structure compensation incentives in light of these ever-changing factors and interests which could lead to more rigid compensation programs that may not ultimately be in the best interests of shareholders. The Board believes that it is in the best interest of shareholders that the Committee retain the flexibility to make compensation decisions based on a review of all relevant information and to balance the objectives it seeks to promote with appropriate compensation metrics.

Finally, the vast majority of our peer competitors grant equity-based awards that would not be “performance-based” under this shareholder proposal, such as at-market stock options. Limiting the Committee’s ability to establish compensation incentives in line with those of our peer competitors could place us at a significant competitive disadvantage in attracting, motivating and retaining superior executive talent.

In summary, this shareholder proposal is unnecessary because our executive compensation program is already performance-based and has been validated by the Company’s performance. Furthermore, any proposal that seeks to limit the Board’s ability to design incentive compensation programs in line with peer competitors would place us at a competitive disadvantage in attracting and retaining executive management.

FOR THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 4.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2008 ANNUAL MEETINGS

To be considered for inclusion in the 2008 proxy statement, shareholder proposals for the Edison International and SCE 2008 annual meetings must be received by November 20, 2007.

Shareholders intending to bring any other business before an annual meeting, including Director nominations, must give written notice to the Edison International, or SCE Corporate Secretary, as the case may be, of the business to be presented. The notice must be received at our offices within the periods, and with the information and documents, specified in the Bylaws. A copy of the Bylaws may be obtained by writing to the Edison International or SCE Corporate Secretary and the Bylaws are available on Edison International's Internet website at www.edisoninvestor.com, under "Corporate Governance."

Assuming that the 2008 annual meetings of shareholders are held on April 24, 2008, as currently specified by the Bylaws, the period for the receipt by the Edison International or SCE Corporate Secretary of written notice of other business to be brought by shareholders before the 2008 annual meetings of shareholders, including Director nominations, will begin on September 21, 2007, and end on November 20, 2007.

ETHICS AND COMPLIANCE CODE

The Edison International Ethics and Compliance Code is applicable to all Directors, officers and employees of Edison International and its majority-owned subsidiaries, including SCE. The Code is available on Edison International’s Internet website at www.edisonethics.com and is available in print upon request from the Edison International or SCE Corporate Secretary. Any amendments or waivers of Code provisions for either of the Companies’ principal executive officers, principal financial officers, principal accounting officers or controllers, or persons performing similar functions, will be posted on Edison International’s Internet website at www.edisonethics.com.

AVAILABILITY OF FORM 10-K AND OTHER INFORMATION

The Edison International and SCE 2006 Annual Reports on Form 10-K, including the financial statements and the financial statement schedules but excluding other exhibits, will be furnished without charge to shareholders upon written request.

A copy may be requested by writing to:

Mr. Nihal Perera

Law Department, Corporate Governance

Edison International (or SCE, as the case may be)

2244 Walnut Grove Avenue, P. O. Box 800

Rosemead, California 91770

OTHER PROPOSED MATTERS

The Edison International and SCE Boards were not aware by November 20, 2006 (the latest date for shareholders to provide advance notice of business intended to be presented at the Annual Meeting) of any other matters which can properly be presented for action at the Annual Meeting.

If any other matters should properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the proxies will vote the shares in accordance with their judgment. Discretionary authority to do so is included in the proxies.

Dated: March 19, 2007

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

Exhibit A

EDISON INTERNATIONAL

2007 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Edison International 2007 Performance Incentive Plan (this “Plan”) of Edison International, a California corporation (the “Corporation”), is to promote the operational performance of the Corporation and its affiliates by providing selected participants a financial incentive which reinforces and recognizes long-term corporate, organizational and individual performance and accomplishments. This Plan is further intended to promote the interests of the Corporation and its shareholders by providing an additional means through the grant of awards to attract and retain selected participants and, through stock or stock-based awards, to help further align their interests with those of the Corporation’s shareholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; or (b) a director of the Corporation or one of its Subsidiaries. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees or subcommittees appointed by the Board or one or more subcommittees of the committees appointed by the applicable committees (within their delegated authority) to administer all or certain aspects of this Plan. Any such committee or subcommittee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. The Board or a committee may delegate some or all of their authority to a subcommittee so constituted to the extent permitted by applicable law and stock exchange listing rules. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law and stock exchange listing rules, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation, the applicable charter of any Administrator, or any applicable law: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act).

To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

Any grant of an award to a non-employee member of the Board will be effective only if approved by the Board. Any grant of an award to the Chief Executive Officer of the Corporation or its Subsidiary Southern California Edison Company shall be determined by the Board Compensation and Executive Personnel Committees, or any other Board committee or body that has been delegated these responsibilities, if and as required by applicable stock exchange listing rules.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such awards consistent with the express limits of this Plan;

(c)	approve the forms of any agreements evidencing awards (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5 and subject to the minimum vesting provisions of Section 5.8;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by shareholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration, provided, however, that in no case without shareholder approval shall the Corporation effect a “repricing” of a stock option or stock appreciation right granted under this Plan by purchasing the option or stock appreciation right at a time when the exercise or base price of the award is greater than the fair market value of a share of Common Stock; and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock purchased on the open market. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	8,500,000 shares of Common Stock, plus

(2)	the number of any shares subject to awards granted under the Corporation’s Equity Compensation Plan and 2000 Equity Plan (the “Prior Plans”) and outstanding on the date of shareholder approval of this Plan (the “Shareholder Approval Date”) which expire or for any reason are cancelled or terminated after the Shareholder Approval Date without being exercised or shares being issued (including shares that become available because outstanding awards are settled in cash, but not any shares exchanged or withheld as full or partial payment for any award or the withholding of taxes thereon);

Any shares that become available for grant under this Plan pursuant to Section 4.2(2) in respect of stock options or stock appreciation rights outstanding under the Prior Plans on the Effective Date may only be used for non-discounted stock option and stock appreciation right grants under this Plan. The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 8,500,000 shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 500,000 shares.

(c)	The maximum number of shares of Common Stock that may be delivered pursuant to awards granted under this Plan, other than those described in the next sentence, is 2,250,000 shares. This limit on so-called “full-value awards” does not apply, however, to (1) shares delivered in respect of stock option grants, and (2) shares delivered in respect of stock appreciation right grants. (The types of awards referred to in clauses (1) and (2) of the preceding sentence are not considered “full-value awards” for purposes of this Plan.)

(d)	The maximum number of shares of Common Stock that may be delivered pursuant to awards granted during any calendar year to non-employee directors under this Plan is 140,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred. For this purpose, a “non-employee director” is a member of the Board who is not, at the time of grant of the award, an officer or employee of the Corporation or one of its Subsidiaries.

(f)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4	No Fractional Shares; Minimum Issue. No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

The Administrator may provide that no fewer than a stated number of shares may be purchased on exercise of any award unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5. The Administrator shall establish the installments (if any) in which options shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of options; provided that in no event shall an option be subject to one or more performance-based vesting or exercise criteria unless the performance target used for purposes of such vesting or exercise requirement is based on one or more of the Business Criteria set forth in Section 5.2.2.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any agreement or other document relating to the grant of ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable agreement evidencing the award and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years. The Administrator shall establish the installments (if any) in which SARs shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of SARs.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below. Subject to Section 5.8, the Administrator shall establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards; provided that in no event shall an award of restricted stock (as opposed to performance shares or stock units payable upon vesting in shares of Common Stock) be subject to one or more performance-based vesting criteria unless the performance target used for purposes of such vesting requirement is based on one or more of the Business Criteria set forth in Section 5.2.2.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Subject to Section 5.8, the Administrator shall establish the installments (if any) in which Performance-Based Awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), establish any applicable performance targets, and establish the events of termination or reversion of such awards. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: cost recovery from rates, operating revenue, net income from operations, net income, credit ratings, general and administrative costs, earnings (before or after interest, taxes, depreciation and/or amortization), growth in earnings, earnings per share, net present value, growth in net present value, return on equity, return on capital, economic value added, cash flow, asset sale revenue, sales revenue, capital investment, debt level, market capitalization, shareholder return, debt service, installation rates (e.g., electric meters), response time, infrastructure replacement rates, safety incident rates, availability factors (plants and energy projects), forced outage rates (plants and energy projects), match of power supply to demand, reliability (of power supplied to customers), customer satisfaction rates, environmental performance rates vs. standards, energy efficiency savings, emissions rates, productivity rates, process efficiency rates, workforce diversity, position vacancy rates, claim resolution rates, regulatory approval percentages, training completion rates, number of renewables projects, megawatts from renewables, percentage of megawatts from renewables, litigation results, steam generator replacement schedule, new peaker installation schedule, permitting and construction schedules, regulatory filing schedules, debt restructuring schedules, distribution system refurbishment and expansion, and advanced metering implementation. To the extent these terms are applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries, these terms are used as so applied. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 500,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $10,000,000. Awards that are cancelled during the year shall not be counted against these limits to the extent permitted by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which the Corporation’s shareholders first approve this Plan.

5.3	Agreements Evidencing Awards. Each award shall be evidenced by a written agreement in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all such agreements on behalf of the Corporation. The agreement related to an award shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the “Exchange”) on

the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the next preceding day on which sales of Common Stock were reported by the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price for a share of Common Stock on the Exchange on the last trading day preceding the date in question, or the average of the high and low sales prices for a share of Common Stock on the date in question or the last trading day preceding the date in question. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8

Minimum Vesting Requirements. Except as otherwise provided in the following provisions of this Section 5.8 and except for any accelerated vesting required or permitted pursuant to Section 7.2, and subject to such additional vesting requirements or conditions (if any) as the Administrator may establish with respect to the award, each award granted under this Plan that is a full-value award (as that term is used in Section 4.2(c)) and payable in shares of Common Stock shall be subject to the following minimum vesting requirements: (a) if the award includes a performance-based vesting condition, the award shall not vest earlier than the first anniversary of the date of grant of the award; and (b) if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in substantially equal periodic installments over the three-year period immediately following the date of grant of the award. The Administrator may (but need not) accelerate or provide in the applicable award agreement for the accelerated vesting of any such award, however, in connection with (i) a change in control of the Corporation or the award holder’s employer (or a parent thereof), (ii) the termination of the award holder’s employment due to the Award holder’s death, disability or retirement, or a termination of the award holder’s employment by his or her employer without cause or in circumstances in which the award holder has good reason to terminate employment. The Board (or a committee thereof) may also accelerate or provide in the applicable award agreement for the accelerated vesting of any full-value award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule contemplated by the foregoing, in such circumstances as it may deem appropriate; provided, however, that in no event shall more than five percent (5%) of the total shares of Common Stock available for award grant purposes under this Plan be used for purposes of granting such full-value awards.

5.9	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award.

6.2	Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the agreement evidencing such award.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding awards.

Unless otherwise expressly provided in an agreement evidencing the award, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards and/or period applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions—Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the agreement evidencing the award, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any agreement evidencing the award, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in any agreement evidencing awards and may accord any Eligible Person a right to refuse any acceleration, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment contract other than an agreement under this Plan.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, or the Administrator may convert the right to receive such shares to a right to receive a cash payment only, as necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of January 12, 2007, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Shareholder Approval. An amendment of this Plan shall be subject to approval by the Corporation’s shareholders if (a) shareholder approval of the amendment is required by applicable law or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, (b) the amendment constitutes a material modification of the Plan (within the meaning of applicable listing rules) or shareholder approval of the amendment is otherwise required under applicable listing rules, or (c) shareholder approval of the amendment is otherwise deemed necessary or advisable by the Board. Without limiting the generality of the foregoing, in any case the following amendments shall be deemed to constitute “material modifications” of the Plan for purposes of clause (b) above that shall require shareholder approval: (i) any increase in the benefit or share limits set forth in this Plan (other than as a result of an adjustment pursuant to Section 7.1); (ii) any modification of the eligibility requirements set forth in this Plan; (iii) any amendment to the minimum vesting requirements set forth in this Plan; or (iv) any amendment to the no repricing provisions set forth in Sections 3.2(g) and 3.2(j).

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Sections 3.2(g) and 3.2(j).

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding agreement entered into under this Plan shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction. The existence of this Plan, the agreements entered into under this Plan and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award, or any agreement evidencing such award, against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

2007 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2007

10:00 a.m., Pacific Time

Pacific Palms Conference Resort

One Industry Hills Parkway

City of Industry, California 91744

SOUTHERN CALIFORNIA EDISON COMPANY	proxy/voting instruction card

Annual Meeting — April 26, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

JOHN E. BRYSON and THOMAS R. McDANIEL are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at the Pacific Palms Conference Resort, One Industry Hills Parkway, City of Industry, California 91744, on April 26, 2007, at 10:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED FOR ITEMS 1 AND 2. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE BELOW.

See reverse for voting instructions.

SOUTHERN CALIFORNIA EDISON COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2007

10:00 a.m., Pacific Time

ADMISSION TICKET

Pacific Palms Conference Resort One Industry Hills Parkway City of Industry, California 91744 626-810-4455	Space is limited. Free parking available. Registration desk opens at 8:00 a.m., Pacific Time. Doors open at 9:30 a.m., Pacific Time.

ò Please detach here and present for admission to meeting. ò

There are three ways to vote your Proxy Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same	COMPANY #
manner as if you marked, signed and returned your proxy/voting instruction card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. (Pacific Time) on April 25, 2007.
• Please have your proxy/voting instruction card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/sce/ — QUICK *** EASY *** IMMEDIATE

• Use the internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. (Pacific Time) on April 25, 2007.

•      Please have your proxy/voting instruction card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and submit an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to Southern California Edison Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873, so it is received by 9:00 p.m. (Pacific Time) on April 25, 2007.
If you vote by Phone or Internet, please do not mail your Proxy/Voting Instruction Card.

ò Please detach here if you are mailing your proxy/voting instruction card. ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of	01 J.E. Bryson	07 L.G. Nogales	☐	FOR all nominees	☐	WITHHOLD
	directors:	02 V.C.L. Chang	08 R.L. Olson		(except as		AUTHORITY
		03 F.A. Córdova	09 J.M. Rosser		marked to the		(to vote for
		04 C.B. Curtis	10 R.T. Schlosberg, III		contrary below)		all nominees)
		05 A.J. Fohrer	11 R.H. Smith
		06 B.M. Freeman	12 T.C. Sutton

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

2. Ratification of the Appointment of the Independent Public Accounting Firm.					☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR ITEM 2.

Address Change? Mark Box	☐	Indicate changes below:	☐	I plan to attend meeting	Dated						, 2007

Signature(s) in Box Please sign exactly as name appears on this card. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.